Exhibit 10.1

Execution

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

MARKWEST HYDROCARBON, INC.,

as the Borrower,

ROYAL BANK OF CANADA,

as Administrative Agent and Collateral Agent

and

The Lenders Party Hereto

SENIOR CREDIT FACILITIES

$40,000,000 Revolving Credit Facility

$15,000,000 Unit Acquisition Facility

Dated as of August 18, 2006

RBC CAPITAL MARKETS

As Lead Arranger and Sole Bookrunner

i

5.05	Financial Statements; No Material Adverse Effect	55
5.06	Litigation	56
5.07	No Default	56
5.08	Ownership of Property; Liens	56
5.09	Environmental Compliance	56
5.10	Insurance	56
5.11	Taxes	56
5.12	ERISA Compliance	57
5.13	Subsidiaries and other Investments	57
5.14	Margin Regulations; Investment Company Act; Use of Proceeds	57
5.15	Disclosure	58
5.16	Labor Matters	58
5.17	Compliance with Laws	58
5.18	Third Party Approvals	58
5.19	Solvency	58
5.20	Collateral	58

ARTICLE VI.	AFFIRMATIVE COVENANTS	59
6.01	Financial Statements	59
6.02	Certificates; Other Information	59
6.03	Notices	60
6.04	Payment of Obligations	61
6.05	Preservation of Existence, Etc.	61
6.06	Maintenance of Assets and Business	61
6.07	Maintenance of Insurance	61
6.08	Compliance with Laws and Contractual Obligations	62
6.09	Books and Records	62
6.10	Inspection Rights	63
6.11	Compliance with ERISA	63
6.12	Use of Proceeds	63
6.13	Material Agreements	63
6.14	Hedging	63
6.15	Guaranties	63
6.16	Further Assurances; Additional Collateral	64

ARTICLE VII	NEGATIVE COVENANTS.	64
7.01	Liens	64
7.02	Investments	66
7.03	Hedging Agreements	66
7.04	Indebtedness	66
7.05	Lease Obligations	67
7.06	Fundamental Changes	67
7.07	Dispositions	67
7.08	Restricted Payments; Distributions and Redemptions	68
7.09	ERISA	68
7.10	Nature of Business; Capital Expenditures; Risk Management	68
7.11	Transactions with Affiliates	68

7.12	Burdensome Agreements	68
7.13	Use of Proceeds	69
7.14	Material Agreements	69
7.15	Financial Covenants	69
7.16	Minimum Collateral Coverage Ratio	69

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	69
8.01	Events of Default	69
8.02	Remedies Upon Event of Default	72

ARTICLE IX.	AGENTS	73
9.01	Appointment and Authorization of Agents	73
9.02	Delegation of Duties	74
9.03	Default; Collateral	74
9.04	Liability of Agents	75
9.05	Reliance by Administrative Agent	76
9.06	Notice of Default	76
9.07	Credit Decision; Disclosure of Information by Administrative Agent	77
9.08	Indemnification of Agents	77
9.09	Agent in its Individual Capacity	77
9.10	Successor Agents	78
9.11	Other Agents; Arranger	79

ARTICLE X	MISCELLANEOUS.	79
10.01	Amendments, Release of Collateral, Etc	79
10.02	Notices and Other Communications; Facsimile Copies	81
10.03	No Waiver; Cumulative Remedies	82
10.04	Attorney Costs; Expenses and Taxes	82
10.05	Indemnification	82
10.06	Payments Set Aside	83
10.07	Successors and Assigns	83
10.08	Confidentiality	86
10.09	Set-off	86
10.10	Interest Rate Limitation	87
10.11	Counterparts	87
10.12	Integration	87
10.13	Survival of Representations and Warranties	87
10.14	Severability	88
10.15	Foreign Lenders	88
10.16	Governing Law	88
10.17	Waiver of Right to Trial by Jury, Etc	89
10.18	Termination of Commitments Under Original Credit Agreement	90
10.19	No Novations, Etc.	90
10.20	ENTIRE AGREEMENT	90

SCHEDULES

2.01                           Commitments

5.13                           Subsidiaries and other Equity Investments

7.01                           Existing Liens

7.12                           Agreements Restricting Liens on Leasehold Interests

10.02                     Addresses for Notices to Borrower, Guarantors and Administrative Agent

EXHIBITS

Exhibit:	Form of:

A-1	Borrowing Notice
A-2	Conversion/Continuation Notice
B-1	Revolving Credit Note
B-2	Unit Acquisition Note
C-1	Compliance Certificate pursuant to Section 6.02(a)
C-2	Borrowing Base
D	Assignment and Assumption
E	Legal Opinion of Hogan & Hartson L.L.P.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of August 18, 2006, among MARKWEST HYDROCARBON, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and ROYAL BANK OF CANADA,  as Administrative Agent and L/C Issuer.

PRELIMINARY STATEMENTS

(1)           The Borrower, Royal Bank of Canada (“Royal Bank”), U.S. Bank National Association (“US Bank”), and Bank of Oklahoma, N.A. (“Bank of Oklahoma;” Royal Bank, US Bank and Bank of Oklahoma herein collectively called the “Original Lenders”) entered into a Credit Agreement dated October 25, 2004 providing for a senior credit facility of $25,000,000, as amended by a First Amendment to Credit Agreement dated October 17, 2005, a Second Amendment to Credit Agreement dated November 15, 2005, and a Third Amendment to Credit Agreement dated December 30, 2005 (as amended, the “Original Credit Agreement”).

(2)           The Original Credit Agreement was amended and restated in its entirety by a First Amended and Restated Credit Agreement dated January 31, 2006 among Borrower, Royal Bank, as administrative agent, and the Original Lenders, providing for a senior credit facility of $25,000,000, as amended by a First Amendment to First Amended and Restated Credit Agreement dated March 23, 2006 (as amended, the “First Amended and Restated Credit Agreement”).

(3)           The Borrower, Royal Bank, US Bank and Bank of Oklahoma have agreed to amend and restate in its entirety the First Amended and Restated Credit Agreement on the terms and conditions set forth herein and to extend, renew, increase and rearrange the indebtedness outstanding under the First Amended and Restated Credit Agreement (but not to repay or pay off such indebtedness) and in connection therewith to have a new lender, SunTrust Bank, become party hereto and Lender hereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the First Amended and Restated Credit Agreement is amended and restated in its entirety to read as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Agreement, the terms defined in the introductory paragraph hereof and in the preliminary statements hereto shall have the meanings therein indicated and the following terms shall have the meanings set forth below:

Accrued Columbia Settlement Balances means the amount of natural gas which has been earned by the Borrower to date pursuant to the Settlement Agreement dated as of October 16, 1999, between the Borrower and Columbia Gas Transmission Corporation (“Columbia”) (the “Settlement Agreement”); provided that such amounts shall not be included in calculating Eligible Midstream Inventory if:

(i)                                     the Administrative Agent fails to have a first priority Lien on the Borrower’s Rights, titles and interests in and to the Settlement Agreement;

(ii)                                  Columbia has disputed, or is in default of any of its obligations under, the Settlement Agreement;

(iii)                               Columbia is the subject of any of the events of the type described in clause (v) of the definition of Eligible Midstream Accounts Receivable; or

(iv)                              any other event or condition occurs or exists which leads the Required Revolving Credit Lenders to believe, in the exercise of their reasonable judgment, that the Borrower’s prospect of receiving, or the Lenders’ ability to exercise their Lien on, the natural gas in question could reasonably be expected to be impaired.

Acquisition means any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly, (a) the acquisition by the Borrower or any Domestic MarkWest Inc. Operating Subsidiary of all or substantially all of the assets located in the United States of a Person or of any business or division of a Person; (b) the acquisition by the Borrower or any Domestic MarkWest Inc. Operating Subsidiary of more than 50% of any class of Voting Stock (or similar ownership interests) of any Domestic Person; or (c) a merger, consolidation, amalgamation, or other combination by the Borrower or any Domestic MarkWest Inc. Operating Subsidiary with another Person if Borrower or any Domestic MarkWest Inc. Operating Subsidiary is the surviving entity, provided that, in any merger involving a Wholly-Owned Domestic MarkWest Inc. Operating Subsidiary and another Domestic MarkWest Inc. Operating Subsidiary, a Wholly-Owned Domestic MarkWest Inc. Operating Subsidiary shall be the survivor.

Administrative Agent means Royal Bank of Canada in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

Administrative Agent’s Office means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

Administrative Details Form means the Administrative Details Reply Form furnished by a  Lender to the Administrative Agent in connection with this Agreement.

Affiliate means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to be controlled by any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing members, or managing general partner; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Agent means individually the Administrative Agent and the Collateral Agent and “Agents” collectively means both of them.

Agent/Arranger Fee Letter has the meaning specified in Section 2.08(c).

Agent-Related Persons means the Administrative Agent and Collateral Agent (including any successor administrative agent or collateral agent) and their respective Affiliates (including the officers, directors, employees, agents and attorneys-in-fact of such Person).

Aggregate Revolving Credit Commitment has the meaning specified in the definition of Revolving Credit Commitment.

Aggregate Unit Acquisition Commitment has the meaning specified in the definition of Unit Acquisition Commitment.

Agreement means this Second Amended and Restated Credit Agreement.

Amended and Restated Guaranty means the Second Amended and Restated Guaranty  made by each Guarantor as of August 18, 2006 in favor of the Administrative Agent on behalf of the Lenders, in form and substance reasonably acceptable to the Administrative Agent, as it may be amended from time to time.

Applicable Rate means (a) with respect to the Revolving Credit Facility, the following amounts per annum set forth in the table below, on any date of determination, with respect to the Type of Credit Extension or commitment fee that corresponds to the Utilization Percentage at such date of determination:

Revolving Credit Commitment and Revolving Credit Loans and Letters of Credit

Pricing Level	Revolving Credit Utilization Percentage	Letter of Credit and Eurodollar Rate + (bps)*	Base Rate + (bps)*	Revolving Credit Commitment Fee + (bps)

1	Less than 50%	150.0	50.0	37.5
2	50% or more but less than 75%	200.0	100.0	50.0
3	75% or more but less than 100%	250.0	150.0	50.0
4	100% or more	275.0	175.0	50.0

*If at any time the Aggregate Revolving Credit Commitment is increased pursuant to Section 2.13, the Applicable Rate for Revolving Credit Loans and Letters of Credit (but not the Revolving Credit Commitment Fee which remains unchanged) will be increased by 0.50% per annum (50 basis points) over the amounts set forth above.

(b)  with respect to the Unit Acquisition Facility, the Applicable Margin for Eurodollar Rate Loans shall be the sum of the Eurodollar Rate plus 350 bps, the Applicable Margin for Base Rate Loans shall be the sum of the Base Rate plus 250 bps and for the Unit Acquisition Commitment Fee, 50 bps.

Approved Fund means any Fund that is administered or managed by a Lender, an Affiliate of a Lender, or an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger means RBC Capital Markets in its capacity as lead arranger and sole bookrunner.

Assignment and Assumption means an Assignment and Assumption substantially in the form of Exhibit D.

Attorney Costs means and includes the reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

Attributable Indebtedness means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

Authorizations means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.

Bank Guaranties means guaranties or other agreements or instruments serving a similar function issued by a bank or other financial institution.

Base Rate means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus ½ of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan means a Loan that bears interest based on the Base Rate.

Board means the Board of Governors of the Federal Reserve System of the United States.

Borrower means MarkWest Hydrocarbon, Inc., a Delaware corporation.

Borrower Affiliate means the Borrower and its Subsidiaries.

Borrowing means, as the context may require, a Revolving Credit Borrowing, a Unit Acquisition Borrowing or both and “Borrowings” means all Revolving Credit Borrowings, Unit Acquisition Borrowings or both.

Borrowing Base has the meaning given to such term in Section 2.02.

Borrowing Base Liquidity Reserve means an amount equal to $6,000,000, except as otherwise revised pursuant to Section 2.02(c).

Borrowing Base Report means a report in the form attached hereto as Exhibit C-2, appropriately completed, together with the following attachments: (a) a detailed aged schedule of all Midstream Accounts Receivable as of the date specified in such report, listing face amounts and dates of invoices of each such Midstream Accounts Receivable and the name and address of each account debtor obligated on such Midstream Accounts Receivable (and, upon request of Administrative Agent, copies of invoices, credit reports, and any other matters and information relating to the Midstream Accounts Receivable), (b) a schedule of Midstream Inventory, setting forth the location, volume, cost, market price and hedged price of all such Midstream Inventory, and (c) a summary aged listing of Borrower’s accounts payable and an aged list of the ten (10) largest accounts payable.

Borrowing Notice means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A-1 or A-2, as applicable.

bps means basis points or 0.01% per annum.

Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of New York, or are in fact closed and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

Capital Expenditure by a Person means an expenditure (determined in accordance with GAAP) for any fixed asset owned by such Person for use in the operations of such Person having a useful life of more than one year, or any improvements or additions thereto.

Capital Lease means any capital lease or sublease which should be capitalized on a balance sheet in accordance with GAAP.

Cash Collateralize means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash and deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents hereby are consented to by the Lenders).

Cash Equivalents means:

(a)           United States Dollars;

(b)           direct general obligations, or obligations of, or obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United

States or any agency or instrumentality thereof having remaining maturities of not more than 13 months, but excluding any such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemptions;

(c)           certificates of deposit and eurodollar-time deposits with maturities of thirteen (13) months or less, bankers acceptances with maturities not exceeding 180 days, overnight bank deposits and other similar short term instruments, in each case with any domestic commercial bank having capital and surplus in excess of $250,000,000 and having a rating of at least “A2” by Moody’s and at least “A” by S&P;

(d)           repurchase obligations with a term of not more than 13 months for underlying securities of the types described in (b) and (c) above entered into with any financial institution meeting the qualifications in (c) above;

(e)           commercial paper (having original maturities of not more than 270 days) of any Person rated “P-1” or better by Moody’s or “A-1” or the equivalent by S&P;

(f)            money market mutual or similar funds having assets in excess of $100,000,000, at least 95% of the assets of which are comprised of assets specified in clause (a) through (e) above;

(g)           obligations of the Federal National Mortgage Association (Fannie Mae) having remaining maturities of not more than 5 years, but excluding any such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemptions; and

(h)           obligations of the Government National Mortgage Association (Ginnie Mae) having remaining maturities of not more than 5 years, but excluding any such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemptions.

CERCLA has the meaning specified in the definition of Environmental Law.

Change of Control means the acquisition by any Person, or two or more Persons acting in concert (other than John Fox and members of his family), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of Voting Stock of Borrower.

Change in Law means (a) the adoption of any Law after the Second Restatement Date, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the Second Restatement Date or (c) compliance by any Lender or the L/C Issuer (or, for purposes of Section 3.04(b), by any Lending Office of such Lender or by such Lender’s or the L/C Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Second Restatement Date.

Chesapeake Agreements means the Kenova Operating Agreement, Gas Processing Agreement and amendment no. 1 thereto originally between Borrower and Columbia Natural Resources, Inc., predecessor-in-interest to Chesapeake Energy Corporation.

Code means the Internal Revenue Code of 1986.

Collateral means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower, and its Subsidiaries (other than the Excluded MLP Entities) in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Administrative Agent or Collateral Agent on behalf of the Lenders, whether under this Agreement, the Collateral Documents, or under any other document executed by any Borrower Affiliate (other than the Excluded MLP Entities) and delivered to the Administrative Agent, Collateral Agent or the Lenders.

Collateral Agent means Royal Bank of Canada in its capacity as collateral agent under any of the Collateral Document, or any successor collateral agent.

Collateral Coverage Ratio means as of any date of determination the ratio of (a) Collateral Value to (b) Senior Lender Debt.

Collateral Documents means (a) each guaranty, pledge agreement, security agreement, mortgage, assignment, and all other security agreements, deeds of trust, mortgages, chattel mortgages, assignments, pledges, guaranties, financing statements, continuation statements, extension agreements and other similar agreements or instruments executed by the Borrower or any MarkWest Inc. Subsidiary for the benefit of the Lenders now or hereafter delivered to the Lenders, the Administrative Agent or the Collateral Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable Law) against the Borrower or any MarkWest Inc. Subsidiary, as debtor, in favor of the Lenders, the Administrative Agent or the Collateral Agent for the benefit of the Lenders, as secured party, to secure or guarantee the payment of any part of the Obligations or the performance of any other duties and obligations of Borrower under the Loan Documents, whenever made or delivered, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions, restatements, and extensions of any of the foregoing.

Collateral Value means (i) for a security, if quotations are available, the closing sale price of the security on the preceding Business Day or if there is no closing sale price, any reasonable estimate of the market value of the security as of the close of business on the preceding Business Day or if any Loans are used to finance the acquisition of MLP Units, the total cost of such MLP Units including any commissions charged, (ii) for the general partnership interest in the MLP pledged by Borrower, the MLP GP Collateral Value  and (iii) for all other Collateral, its good faith loan value as determined by the Administrative Agent, i.e., an amount (not exceeding 100% of the current market value of the Collateral) which a bank, exercising sound banking judgment, would lend without regard to a customer’s other assets held as collateral in connection with unrelated transactions.

Columbia has the meaning specified in the definition of Accrued Columbia Settlement Balances.

Commitment means as to any Lender, as the context may require, its Revolving Credit Commitment, its Unit Acquisition Commitment or both and as to all Lenders, as the context may require, the Aggregate Revolving Credit Commitment, the Aggregate Unit Acquisition Commitment, or both.

Compensation Period has the meaning set forth in Section 2.11(e)(ii).

Compliance Certificate means a certificate substantially in the form of Exhibit C-1.

Consolidated EBITDA means, for any period, for the Borrower and its Subsidiaries (excluding the MLP GP, MLP and their Subsidiaries, except as set forth in clause (e) of this definition) on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, (d) the amount of depreciation, depletion, and amortization expense deducted in determining such Consolidated Net Income, (e) cash distributions from the MLP (including for purposes of this clause (e) such cash distributions made to the MLP GP) and (f) other non-cash charges and expenses, including, without limitation, non-cash charges and expenses relating to Swap Contracts or resulting from accounting convention changes, of the Borrower and its Subsidiaries (excluding the MLP GP, MLP and their Subsidiaries) on a consolidated basis, all determined in accordance with GAAP.

Consolidated Funded Debt means, as of any date of determination, for the Borrower and its Subsidiaries (excluding the MLP GP, MLP and their Subsidiaries) on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for  borrowed money (including Obligations hereunder), (b) all reimbursement obligations relating to letters of credit, (c) Capital Leases, (d) Synthetic Lease Obligations, and (e) without duplication, all Guaranty Obligations with respect to Indebtedness of the type specified in subsections (a) through (d) above.

Consolidated Interest Charges means, for any period, for the Borrower and its Subsidiaries (excluding the MLP GP, MLP and their Subsidiaries) on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Borrower and its Subsidiaries (excluding the MLP GP, MLP and their Subsidiaries) in connection with Indebtedness (including capitalized interest), in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries (excluding the MLP GP, MLP and their Subsidiaries) with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

Consolidated Net Income means, for any period, for the Borrower and its Subsidiaries (excluding the MLP GP, MLP and their Subsidiaries) on a consolidated basis, the net income or net loss of the Borrower and its Subsidiaries (excluding the MLP GP, MLP and their Subsidiaries) from continuing operations, provided that there shall be excluded from such net income (to the extent otherwise included therein): (a) the income (or loss) of any entity other than a Subsidiary in which the Borrower or any Subsidiary (excluding the MLP GP, MLP and their Subsidiaries) has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions; (b) net extraordinary gains and losses (other than, in the case of losses, losses resulting from charges against net income to establish or increase reserves for potential environmental liabilities and reserves for exposure under rate cases), (c) any gains or losses attributable to non-cash write-ups or write-downs of assets, (d) proceeds of any insurance on property, plant or equipment other than business interruption insurance, (e) any gain or loss, net of taxes, on the sale, retirement or other disposition of assets (including the capital stock or other equity ownership of any other Person, but excluding the sale of inventories in the ordinary course of business), and (f) the cumulative effect of a change in accounting principles.

Consolidated Tangible Net Worth means the consolidated net worth (excluding any Redeemable Preferred Stock) of the Borrower and its Subsidiaries (excluding the MLP GP, MLP and their Subsidiaries) after subtracting therefrom the aggregate amount of any Intangible Assets of the Borrower and its Subsidiaries (excluding the MLP GP, MLP and their Subsidiaries).  Intangible Assets means the amount (to the extent reflected in determining consolidated net worth) of all unamortized debt discount and expense (to the extent, if any, recorded as an unamortized deferred charge), unamortized deferred charges, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names; provided, that for purposes of this definition, consolidated net worth shall be adjusted to exclude non-cash items, including foreign currency translation adjustments, unrealized gains and losses, and mark-to-market adjustments relating to Swap Contracts, pursuant to GAAP.

Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Contribution, Conveyance and Assumption Agreement dated as of May 24, 2002, among the Borrower, the MLP and others

Credit Extension means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

Debtor Relief Laws means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Default Rate means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

Disposition or Dispose means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property (including stock, partnership and other equity interests) by any Person of property owned by such Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Dollar and $ means lawful money of the United States.

Domestic means, with respect to an entity, that such entity is incorporated, organized or formed under the Laws of a state in the United States.

Eligible Assignee means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any institutional investor and (e) any other Person (other than a natural Person) approved, in the case of clauses (a), (b), (c) (d) and (e) by the Administrative Agent and, in the case of clause  (e), unless a Default or an Event of Default has occurred and is continuing or in connection with the settlement of a credit derivative transaction, by the Borrower (each such approval by Borrower not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of its respective Affiliates or Subsidiaries.

Eligible Midstream Accounts Receivable means Midstream Accounts Receivable, excluding any Midstream Accounts Receivable:

(i)                                     with respect to which more than sixty (60) days have elapsed since the date of the original invoice;

(ii)                                  with respect to which any of the representations, warranties, covenants, and agreements contained in any Collateral Document are incorrect or have been breached in any material respect;

(iii)                               with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason for such Midstream Accounts Receivable (or any other Midstream Accounts Receivable due from such account debtor);

(iv)                              which represents a progress billing (as hereinafter defined) or as to which the Borrower or any of the Domestic MarkWest Inc. Operating Subsidiaries has extended the time for payment without the consent of the Administrative Agent; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the account debtor’s obligation to pay such invoice is conditioned upon the Borrower’s or any of the Domestic MarkWest Inc. Operating Subsidiaries’ completion of any further performance under the contract or agreement;

(v)                                 with respect to which any one or more of the following events has occurred to the account debtor on such Midstream Accounts Receivable: death or judicial declaration of incompetency of an account debtor who is an individual; the filing by or against the account debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar Laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the account debtor for the benefit of creditors; the appointment of a receiver or trustee for the account debtor or for any of the assets of the account debtor including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code of the United States; the institution by or against the account debtor of any other type of insolvency proceeding (under Debtor Relief Laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the account debtor; the sale, assignment, or transfer of all or any material part of the assets of the account debtor; the nonpayment generally by the account debtor of its debts as they become due; or the cessation of the business of the account debtor as a going concern;

(vi)                              if fifteen percent (15%) or more of the aggregate Dollar amount of outstanding Midstream Accounts Receivable owed at such time by the account debtor thereon is classified as ineligible under clause (i) above; provided, however, any Midstream Accounts Receivable classified as ineligible under clause (i) above shall not be included in the calculation of the fifteen percent (15%) threshold in this clause (vi) if such

Midstream Accounts Receivable is the subject of a bona fide dispute between such account debtor and the Borrower;

(vii)                           owed by an account debtor which: (1) does not maintain its chief executive office in the United States; or (2) is not organized under the Laws of the United States or any state thereof; or (3) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Midstream Accounts Receivable is secured or payable by a letter of credit satisfactory to the Administrative Agent in its discretion;

(viii)                        owed by an account debtor which is an Affiliate or employee of the Borrower or any of its Subsidiaries;

(ix)                                except as provided in clause (xi) below, with respect to which either the perfection, enforceability, or validity of the Administrative Agent’s Liens in such Midstream Accounts Receivable, or the Administrative Agent’s right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Midstream Accounts Receivable, is governed by any federal, state, or local statutory requirements other than those of the UCC;

(x)                                   owed by an account debtor to which the Borrower or any of its Subsidiaries, is indebted in any way, or which is subject to any right of setoff or recoupment by the account debtor, unless the account debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights; or if the account debtor thereon has disputed liability or made any claim with respect to any other Midstream Accounts Receivable due from such account debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(xi)                                owed by the government of the United States, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Administrative Agent’s Liens therein, have been complied with to the Administrative Agent’s satisfaction with respect to such Midstream Accounts Receivable;

(xii)                             owed by any state, municipality, or other political subdivision of the United States, or any department, agency, public corporation or other instrumentality thereof and as to which the Administrative Agent determines that its Lien therein is not or cannot be perfected;

(xiii)                          which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(xiv)                         which is evidenced by a promissory note or other instrument or by chattel paper;

(xv)                            if the Administrative Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Midstream Accounts Receivable is reasonably likely to be impaired or that the Midstream Accounts Receivable could reasonably be expected not to be paid by reason of the account debtor’s financial inability to pay;

(xvi)                         with respect to which the account debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower or any of the Domestic MarkWest Inc. Operating Subsidiaries to seek judicial enforcement in such state of payment of such Midstream Accounts Receivable, unless such Borrower or Domestic MarkWest Inc. Operating Subsidiary has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(xvii)                      which arises out of a sale not made in the ordinary course of the Borrower’s or any of the Domestic MarkWest Inc. Operating Subsidiaries’ Midstream Business;

(xviii)                   with respect to which the goods giving rise to such Midstream Accounts Receivable have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Midstream Accounts Receivable have not been performed by the Borrower or a Domestic MarkWest Inc. Operating Subsidiary, as applicable, and, if applicable, accepted by the account debtor, or the account debtor revokes its acceptance of such goods or services;

(xix)                           owed by an account debtor which is obligated to the Borrower or any of the Domestic MarkWest Inc. Operating Subsidiaries respecting Midstream Accounts Receivable the aggregate unpaid balance of which exceeds twenty percent (20%) of the aggregate unpaid balance of all Midstream Accounts Receivable owed to the Borrower or any of the Domestic MarkWest Inc. Operating Subsidiaries at such time by all of the Borrower’s and the Domestic MarkWest Inc. Operating Subsidiaries’ account debtors, but only to the extent of such excess; provided, however, that account debtors Columbia Natural Resources, Inc., a subsidiary of NiSource Inc. and Equitable shall not be subject to the foregoing twenty percent (20%) limitation;

(xx)                              which is not subject to a first priority and perfected security interest in favor of the Administrative Agent for the benefit of the Lenders; or

(xxi)                           which the Administrative Agent or the Required Revolving Credit Lenders in their reasonable discretion determine to be ineligible.

If any Midstream Accounts Receivable at any time ceases to be an Eligible Midstream Accounts Receivable, then such Midstream Accounts Receivable shall promptly be excluded from the calculation of Eligible Midstream Accounts Receivable.

Eligible Midstream Inventory  means (i) Accrued Columbia Settlement Balances and (ii) all Midstream Inventory excluding any Midstream Inventory:

(i)                                     that is not owned by the Borrower or any of the Domestic MarkWest Inc. Operating Subsidiaries;

(ii)                                  that is not subject to the Administrative Agent’s Liens, which are perfected as to such Midstream Inventory, or that are subject to any other Lien whatsoever (other than the Liens described in clauses (d) and (m) (to the extent clause (viii) below has been complied with) of Section 7.01; provided that such Permitted Liens (1) are junior in priority to the Administrative Agent’s Liens and (2) do not impair directly or indirectly the ability of the Administrative Agent to realize on or obtain the full benefit of such Midstream Inventory);

(iii)                               that does not consist of finished goods or raw materials;

(iv)                              that consists of work-in-process, samples, prototypes, supplies, or packing and shipping materials;

(v)                                 that is not in good condition, is unmerchantable, or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods, their use or sale;

(vi)                              that is obsolete or returned or repossessed or used goods taken in trade;

(vii)                           that is located outside the United States (or that is in transit from vendors or suppliers);

(viii)                        that is located in a public warehouse or in possession of a bailee or in a facility leased by the Borrower of any of the MarkWest Inc. Subsidiaries, if the warehouseman, or the bailee, or the lessor has not delivered to the Administrative Agent, if requested by the Administrative Agent, a subordination agreement in form and substance satisfactory to the Administrative Agent or if a sufficient amount has been deducted from the value of such Midstream Inventory to cover rents or storage charges;

(ix)                                that contains or bears any intellectual property rights licensed to the Borrower or any of the MarkWest Inc. Subsidiaries by any Person, if the Administrative Agent is not satisfied that it may sell or otherwise dispose of such Midstream Inventory in accordance with the terms of any Collateral Document and Section 8.02 without infringing the rights of the licensor of such intellectual property rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Midstream Inventory pursuant to the existing license agreement), and, as to which the Borrower has not delivered to the Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Administrative Agent if requested;

(x)                                   that is not reflected in the details of a current perpetual inventory report;

(xi)                                that is Midstream Inventory placed on consignment;

(xii)                             that is Equitable Pre-Delivered Gas; or

(xiii)                          which the Administrative Agent or the Required Revolving Credit Lenders in their reasonable discretion determine to be ineligible.

If any Midstream Inventory at any time ceases to be Eligible Midstream Inventory, such Midstream Inventory shall promptly be excluded from the calculation of Eligible Midstream Inventory.

Environmental Law means any applicable Law that relates to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, (c) the regulation of any pollutants, contaminants, wastes, substances, and Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. § 1251 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. § 1100 1 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the National Environmental Policy Act of 1969 (42 U.S.C. § 4321 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Rivers and Harbors Act (33 U.S.C. §401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 201 and § 300f et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and analogous state and local Laws, as any of the foregoing may have been and may be amended or supplemented from time to time, and any analogous enacted or adopted Law, or (d) the Release or threatened Release of Hazardous Substances.

Equitable means Equitable Production Company, a subsidiary of Equitable Resources, Inc.

Equitable Agreements means and includes the following: (a) the Base Contract for Sale and Purchase of Natural Gas dated as of September 23, 2004, by and between Equitable Production Company and Borrower as amended, modified and supplemented by the Special Provisions to Base Contract for Sale and Purchase of Natural Gas dated as of October 1, 2004 by and between Equitable Production Company and Borrower; (b) the Firm Gas Processing Agreement (Dwale) dated as of September 23, 2004, by and between Equitable Production Company and Borrower replacing the Gas Processing Agreement (Dwale) dated as of May 28, 1999, by and between Equitable Production Company and Borrower; and (c) the Netting, Financial Responsibility and Security Agreement dated as of September 23, 2004, by and between Equitable Production Company and Borrower.

Equitable Pre-Delivered Gas means natural gas delivered by Equitable to Borrower prior to the actual sale of such natural gas by Equitable to Borrower, the title to which natural gas remains in Equitable prior to sale to Borrower, as described in and covered by that certain Netting, Financial Responsibility and Security Agreement dated September 23, 2004 between Equitable and Borrower and/or related agreements.

Equity Offering means on or after the Second Restatement Date, a private placement or a public sale of common or preferred shares of capital stock (or other equity interest) of any Loan Party (or any other sale to the public of commons or preferred capital stock (or other equity interest) of any Loan Party, including from debt convertible into equity of any Loan Party).

ERISA means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions of this Agreement relating to obligations imposed under Section 412 of the Code).

ERISA Event means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

Eurodollar Rate means for any Interest Period with respect to any Eurodollar Rate Loan:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR I screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

Eurodollar Rate Loan means a Loan that bears interest at a rate based on the Eurodollar Rate.

Event of Default means any of the events or circumstances specified in Article VIII.

Evergreen Letter of Credit has the meaning specified in Section 2.14(b)(iii).

Excluded MLP Entities means the MLP, MLP Operating Subsidiary, and their Subsidiaries.

Existing Letter of Credit means that certain standby letter of credit no. 1185/S22614 issued by Royal Bank of Canada to Equitable, as beneficiary, for the account of Borrower in the face amount of $6,000,000 dated October 4, 2004 and having an expiration date of September 30, 2006.

Federal Funds Rate means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

Foreign Lender has the meaning specified in Section 10.15.

Fractionation, Storage and Loading Agreement (Siloam) means the Fractionation, Storage and Loading Agreement (Siloam) agreement between MW Appalachia and Borrower.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Gas Processing Agreement (Kenova, Boldman and Cobb Plants) means the Gas Processing Agreement (Kenova, Boldman and Cobb Plants) between MW Appalachia and Borrower.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other legal entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guarantors means any Person and every present and future Subsidiary of Borrower (other than Excluded MLP Entities) which undertakes to be liable for all or any part of the Obligations by execution of a Guaranty, or otherwise.

Guaranty means a Guaranty now or hereafter made by any Guarantor in favor of the Administrative Agent on behalf of the Lenders including the Amended and Restated Guaranty, and if hereafter made such Guaranty shall be on substantially the same terms as the Guaranty previously executed by the Guarantors securing the Obligations.

Guaranty Obligation means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other payment obligation of the payment of such Indebtedness or other payment obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other payment obligation of the payment thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other payment obligation of any other Person, whether or not such Indebtedness or other payment obligation is assumed by such Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be the lesser of (a) an amount equal to the stated or determinable outstanding amount of the related primary obligation and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless the outstanding amount of such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

Hazardous Substance means any substance that poses a threat to, or is regulated to protect, human health, safety, public welfare, or the environment, including without limitation (a) any “hazardous substance,” “pollutant” or “contaminant,” and any “petroleum” or “natural gas liquids” as those terms are defined or used under Section 101 of CERCLA, (b) “solid waste” as defined by the federal Solid Waste Disposal Act (42 U. S.C. §§ 6901 et seq.), (c) asbestos or a material containing asbestos, (d) any material that contains lead or lead-based paint, (e) any item or equipment that contains or is contaminated by polychlorinated biphenyls, (f) any radioactive material, (g) urea formaldehyde, (h) putrescible materials, (i) infectious materials, (j) toxic microorganisms, including mold, or (k) any substance the presence or Release of which requires reporting, investigation or remediation under any Environmental Law.

Hedged Eligible Midstream Inventory means Eligible Midstream Inventory subject to a Swap Contract with respect to such inventory, satisfactory as to form and substance to the Administrative Agent and with a counterparty satisfactory to the Administrative Agent.

Honor Date has the meaning set forth in Section 2.14(c)(i).

Indebtedness means, as to any Person at a particular time, all of the following:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the face amount of all letters of credit (including standby and commercial), banker’s acceptances, Bank Guaranties, surety bonds, and similar instruments issued for the account of such Person and, without duplication, all drafts drawn and unpaid thereunder;

(c)           net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d)           whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, other than trade accounts payable in the ordinary course of business not overdue by more than 60 days, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           Capital Leases and Synthetic Lease Obligations; and

(f)            all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Lenders.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  In addition, the determination of Indebtedness of the Borrower and/or its Subsidiaries shall be made on a consolidated basis without taking into account any Indebtedness owed by any such Person to any other such Person.

Indemnified Liabilities has the meaning set forth in Section 10. 05.

Indemnitees has the meaning set forth in Section 10.05.

Insurance Deposit Account has the meaning set forth in Section 6.07(b).

Insurance Payment means any payment by an insurance company or other surety on account of property damage or casualty loss to any property of the Borrower or any MarkWest Inc. Subsidiary.

Interest Payment Date means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and, in the case of all Loans, on the Maturity Date.

Interest Period means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

Investment means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon, and shall, if made by the transfer or exchange of property other than cash be deemed to have been made in an amount equal to the fair market value of such property.

IRS means the United States Internal Revenue Service.

ISDA means the International Swaps and Derivatives Association, Inc.

Laws means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, any Governmental Authority.

L/C Advance means, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

L/C Credit Extension means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

L/C Issuer means Royal Bank of Canada in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

L/C Obligations means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

Lender has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer.

Lending Office means, as to any Lender, the office or offices of such Lender set forth on its Administrative Details Form, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

Letter of Credit means the Existing Letter of Credit and any standby letter of credit issued hereunder.

Letter of Credit Application means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

Letter of Credit Expiration Date means the day that is five days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Sublimit means an amount equal to the lesser of the Aggregate Commitment and $7,500,000.

Leverage Ratio means, for the Borrower and its Subsidiaries (excluding the MLP GP, MLP and their Subsidiaries) on a consolidated basis, the ratio of (a) Consolidated Funded Debt as of the determination date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date, or if such date is not the last day of a fiscal quarter, ending on the last day of the fiscal quarter most recently ended.

Lien means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever to secure or provide for payment of any obligation of any Person (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

Loan means, as the context may require, a Revolving Credit Loan, a Unit Acquisition Loan or both and “Loans” means all Revolving Credit Loans, Unit Acquisition Loans or both.

Loan Documents means this Agreement, each Note, each of the Collateral Documents, the Agent/Arranger Fee Letter, each Borrowing Notice, each Borrowing Base Report, each Compliance Certificate, each Security Agreement, the Guaranties, any subordination agreement, each Letter of Credit Application, and each other agreement, document or instrument delivered by the Borrower or any of its Subsidiaries from time to time in connection with this Agreement and the Notes.

Loan Party means each of the Borrower, each Guarantor, and each other entity that is an Affiliate of the Borrower that executes one or more Loan Documents.

Margin Regulations means Regulations U, T and X of the Board.

MarkWest Inc. Operating Subsidiary means any Subsidiary of the Borrower other than the MLP Parties.

MarkWest Inc. Subsidiary means any Subsidiary of the Borrower other than the Excluded MLP Entities.

Master Agreement has the meaning specified in the definition of Swap Contract.

Material Adverse Effect means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower, or any other Loan Party to perform their obligations under the Loan Documents to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Documents.

Material Agreements means the following, which shall be satisfactory to the Administrative Agent and the Required Lenders: (a) the Omnibus Agreement; (b) the Gas Processing Agreement (Kenova, Boldman and Cobb Plants); (c) the Pipeline Liquids Transportation Agreement; (d) the Fractionation, Storage and Loading Agreement (Siloam); (e) the Natural Gas Liquids Purchase Agreement (Maytown); (f) the Equitable Agreement; (g) the Chesapeake Agreements; and (h) any other contract material to the business of the MLP or the Borrower to which the Borrower or any Borrower Affiliate is a party.  “Material Agreement” means each of such Material Agreements.

Maturity Date means (a) the Stated Maturity Date or (b) such earlier effective date of any other termination, cancellation, or acceleration of the Aggregate Revolving Credit Commitment and/or Aggregate Unit Acquisition Commitment under this Agreement.

Maximum Amount and Maximum Rate respectively mean, for each Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest which, under applicable Law, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligations.

Midstream Accounts Receivable means and includes all of the Borrower’s and the  Domestic MarkWest Inc. Operating Subsidiaries’ now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, which arise as a result of the Midstream Business.

Midstream Business means any and all operations of the Borrower and the Domestic MarkWest Inc. Operating Subsidiaries in the United States related to the gathering and processing of natural gas and the fractionation, transportation, marketing, and storage of natural gas liquids.

Midstream Inventory means, for any of the Borrower and the Domestic MarkWest Inc. Operating Subsidiaries, all now owned or hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in the Midstream Business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, each valued at the lower of cost or market, and all documents of title or other documents (as defined in the UCC) representing them.

MLP means MarkWest Energy Partners, L.P., a Delaware limited partnership.

MLP Credit Agreement means the Fifth Amended and Restated Credit Agreement dated as of December 29, 2005 among the MLP Operating Subsidiary, as borrower, the MLP, as guarantor, Royal Bank of Canada, as administrative agent, and the other agents and lenders party thereto.

MLP GP means MarkWest Energy GP, L.L.C., a Delaware limited liability company, a subsidiary of the Borrower, and the sole general partner of the MLP.

MLP GP Collateral Value means the value obtained by reference to the following formula:

MLP GP Collateral Value = (CAD) / CTY x MPI

Where:

CAD means the total distributions paid by MLP to MLP GP during the most recent fiscal quarter, multiplied by four.

CTY means the total distributions to be paid by MLP on each common unit of MLP during the most recent fiscal quarter, multiplied by four; and divided by the average closing price of MLP’s common units for the twenty trading days preceding the last day of the fiscal quarter.

MPI means Borrower’s membership percentage interest in MLP GP.

MLP Operating Subsidiary means MarkWest Energy Operating Company, L.L.C., a Delaware limited liability company and a Wholly-Owned Subsidiary of the MLP.

MLP/Borrower Material Agreement means and includes the following: (a) the Omnibus Agreement, (b) the Contribution, Conveyance and Assumption Agreement, (c) the Gas Processing Agreement (Kenova, Boldman and Cobb Plants), (d) the Pipeline Liquids Transportation Agreement, (e) the Fractionation, Storage and Loading Agreement (Siloam), (f) the Natural Gas Liquids Purchase Agreement, and (g) each other agreement that is material to the business of the Borrower or a MarkWest Inc. Subsidiary, that is by and between the Borrower (or a MarkWest Inc. Subsidiary) and an MLP Party.

MLP Party means the MLP, the MLP GP and the MLP’s Subsidiaries.

MLP Units means common or subordinated units of limited partnership in the MLP which may be registered or unregistered under state or federal securities Laws; provided, however, any subordinated units of limited partnership must convert into common units of limited partnership in the MLP within eighteen (18) months of their issuance date.

Moody’s means Moody’s Investors Service, Inc.

Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

MW Appalachia means MarkWest Energy Appalachia L.L.C., a Delaware limited liability company.

Natural Gas Liquids Purchase Agreement (Maytown) means the Natural Gas Liquids Purchase Agreement (Maytown) between MW Appalachia and Borrower.

Net Cash Proceeds means (a) any Insurance Payment, (b) with respect to any Disposition, cash (including any cash received by way of deferred payment as and when received) received by any Loan Party in connection with and as consideration therefor, on or after the date of consummation of such transaction, after (i) deduction of Taxes payable in connection with or as a result of such transaction, and (ii) payment of all usual and customary brokerage commissions and all other reasonable fees and expenses related to such transaction (including, without limitation, reasonable attorneys’ fees and closing costs incurred in connection with such transaction), (c) with respect to any Equity Offering, proceeds of such Equity Offering after payment of all usual and customary closing costs and transaction costs, and (d) with respect to any Senior Debt Offering, proceeds of such Senior Debt Offering after payment of all usual and customary closing costs and transaction costs.

Nonrenewal Notice Date has the meaning specified in Section 2.14(b)(iii).

Note means, as the context may require, a Revolving Credit Note, a Unit Acquisition Note or both and “Notes” means all Revolving Credit Notes, Unit Acquisition Notes or both.

Obligations means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

Omnibus Agreement means the Omnibus Agreement dated as of May 24, 2002, among the MLP and Borrower.

Organization Documents means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

Other Taxes has the meaning specified in Section 3. 01(b).

Outstanding Amount on any date (i) with respect to Loans, means the aggregate principal amount thereof after giving effect to any Borrowings and prepayments or repayments occurring on such date, and (ii) with respect to any L/C Obligations, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

Participant has the meaning specified in Section 10.07(d).

PBGC means the Pension Benefit Guaranty Corporation.

Pension Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2)(A) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

Permitted Liens means Liens permitted under Section 7.01 as described in such Section.

Person means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

Pipeline Liquids Transportation Agreement means the Pipeline Liquids Transportation Agreement between MW Appalachia and Borrower.

Plan means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

Proceeds Account has the meaning set forth in Section 2.04(b)(ii).

Pro Rata Share means, at any date of determination, for any Lender in connection with the Revolving Credit Facility, the percentage (carried out to the ninth decimal place) that its Revolving Credit Commitment bears to the Aggregate Revolving Credit Commitment, for any Lender in connection with the Unit Acquisition Facility, the percentage (carried out to the ninth decimal place) that its Unit Acquisition Commitment bears to the Aggregate Unit Acquisition Commitment, and otherwise for any Lender the percentage (carried out to the ninth decimal place) that its Commitment bears to the Commitment of all the Lenders.

Redeemable Preferred Stock means preferred stock that has, or is convertible into any security that has, mandatory redemption or repurchase requirements (other than those exercisable solely at the option of the issuer of said stock) on or prior to the Maturity Date.

Reduction Amount has the meaning set forth in the definition of “Triggering Sale”.

Register has the meaning set forth in Section 10.07(c).

Reinvested means used for Capital Expenditures or Acquisitions in connection with the Midstream Business of the Borrower or any Domestic MarkWest Inc, Operating Subsidiary.

Reinvestment Certificate means with respect to any Triggering Sale, a certificate of a Responsible Officer of the Borrower delivered pursuant to Section 6.02(f) detailing how the Reduction Amount corresponding to such Triggering Sale has been Reinvested and the portion of such Reduction Amount which has not been Reinvested.

Related Parties means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliate.

Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, deposit, dispersal, migrating, or other movement into the air, ground, or surface water, or soil.

Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Request for Credit Extension means (a) with respect to a Borrowing, conversion or continuation of Loans, a Borrowing Notice, and (b) with respect to an L/C Extension, a Letter of Credit Application.

Required Lenders means on any date of determination on and after the Second Restatement Date and prior to the Maturity Date, those Lenders holding more than 66 2/3% of the sum of (i) the Aggregate Revolving Credit Commitment plus (ii) the Aggregate Unit Acquisition Commitment and on any date of determination on or after the Maturity Date, those Lenders holding more than 66 2/3% of the sum of (x) the Outstanding Amount of Revolving Credit Loans plus (y) the Outstanding Amount of L/C Obligations plus (z) the Outstanding Amount of Unit Acquisition Loans.

Required Unit Acquisition Lenders means on any date of determination on and after the Second Restatement Date and prior to the Maturity Date, those Lenders holding more than 66 2/3% of the Aggregate Unit Acquisition Commitment and on any date of determination on or after the Maturity Date, those Lenders holding more than 66 2/3% of the Outstanding Amount of Unit Acquisition Loans.

Required Revolving Credit Lenders means on any date of determination on and after the Second Restatement Date and prior to the Maturity Date, those Lenders holding more than 66 2/3% of the Aggregate Revolving Credit Commitment and on any date of determination on or after the Maturity Date, those Lenders holding more than 66 2/3% of the sum of (x) the Outstanding Amount of Revolving Credit Loans plus (y) the Outstanding Amount of L/C Obligations.

Responsible Officer means the president, chief executive officer, executive vice president, senior vice president, vice president, chief financial officer, controller, treasurer or assistant treasurer of a Person.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company, and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Payment by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or of any option, warrant or other right to acquire any such equity interest.

Revolving Credit Borrowing means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).

Revolving Credit Commitment means, as to each Lender, its obligation to make Revolving Credit  Loans to the Borrower pursuant to Section 2.01(a), and to purchase participations in L/C Obligations pursuant to Section 2.14 in an aggregate principal amount at any one time outstanding not to exceed the amount stated beside such Lender’s name under the column headed “Revolving Credit Commitment” on Schedule 2.01 (which amount is subject to increase, reduction, or cancellation in accordance with the Loan Documents) and collectively for all Lenders an amount (subject to reduction or cancellation as herein provided) equal to $40,000,000 (collectively, the Revolving Credit Commitments of all the Lenders herein the “Aggregate Revolving Credit Commitment”).

Revolving Credit Commitment Fee means a fee payable pursuant to Section 2.08(a).

Revolving Credit Commitment Increase Effective Date has the meaning set forth in Section 2.13(d).

Revolving Credit Facility means the revolving credit facility as described in and subject to the limitations set forth in Section 2.01(a).

Revolving Credit Facility Usage means, at the time in question, the aggregate Outstanding Amount of Revolving Credit Loans and existing LC Obligations at such time.

Revolving Credit Loan means an extension of credit by a Lender to the Borrower pursuant to Section 2.01(a).

Revolving Credit Note means a promissory note of Borrower in substantially the form of Exhibit B-1, evidencing the obligation of Borrower to repay the Revolving Credit Loans and all renewals and extensions of all or any part thereof.

Revolving Credit Utilization Percentage means on any date the percentage, at the close of business on such day, equivalent to the (i) Revolving Credit Facility Usage divided by (ii) the Borrowing Base.

Rights means rights, remedies, powers, privileges, and benefits.

S&P means Standard & Poor’s.

Second Restatement Date means August 21, 2006, the date on which all conditions specified in Sections 4.01 and 4.02 were satisfied.

Security Agreements means, collectively, the security agreements, or similar instruments, now or hereafter executed by any of the Loan Parties in favor of the Administrative Agent or Collateral Agent for the benefit of the Lenders, and all supplements, assignments, amendments, and restatements thereto (or any agreement in substitution therefor), and “Security Agreement” means each of such Security Agreements and if hereafter executed such Security Agreement shall be on substantially the same terms as the Security Agreements previously executed by the Loan Parties.

Senior Debt Offering means a private placement or a public sale of senior unsecured promissory notes by the Borrower or any MarkWest Inc. Operating Subsidiary.

Senior Lender Debt means as of any date of determination, the Outstanding Amount of all Loans and L/C Obligations hereunder.

Settlement Agreement has the meaning specified in the definition of Accrued Columbia Settlement Balances.

Stated Maturity Date means August 21, 2009.

Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Voting Stock (other than Voting Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

Swap Contract means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

Synthetic Lease Obligation means the monetary obligation of a Person under (a) a so-called synthetic or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which are depreciated for tax purposes by such Person.  The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Taxes has the meaning set forth in Section 3.01(a).

Threshold Amount at any time means an amount equal to ten (10%) of the Borrower’s consolidated assets measured as of the close of the then most recent fiscal quarter end.

Triggering Sale means receipt of any Insurance Payment and any Disposition (including sales of stock or other equity interests of Subsidiaries) (other than a Disposition permitted by Section 7.07(a) or (b)) by any Loan Party to any other Person (other than to the Borrower or to a Wholly-Owned Subsidiary of the Borrower) with respect to which the Net Cash Proceeds realized by any Loan Party for such Disposition and from any Insurance Payments, when aggregated with the Net Cash Proceeds from all such other Dispositions by the Borrower and the other Loan Parties occurring since the Second Restatement Date and all Insurance Payments received by the Borrower and the other Loan Parties since the Second Restatement Date, equals or exceeds the Threshold Amount. The portion of the Net Cash Proceeds in excess of the Threshold Amount is herein called the “Reduction Amount.”

Triggering Sale Certificate means with respect to any Triggering Sale, a certificate of a Responsible Officer of the Borrower delivered pursuant to Section 6.02(e) identifying such Triggering Sale and specifying the date of receipt by the Borrower or another Loan Party of Net Cash Proceeds realized by any Loan Party from a Disposition or from any Insurance Payment and specifying the amount thereof and the Reduction Amount, if any.

Type means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

UCC means the Uniform Commercial Code as in effect in the State of Texas or other applicable jurisdiction.

Unfunded Pension Liability means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Unhedged Eligible Midstream Inventory means Eligible Midstream Inventory other than Hedged Eligible Midstream Inventory.

Unit Acquisition Borrowing means a borrowing consisting of simultaneous Unit Acquisition Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01(b).

Unit Acquisition Commitment means, as to each Lender, its obligation to make Unit Acquisition  Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount stated beside such Lender’s name under the column headed “Unit Acquisition Commitment” on Schedule 2.01 (which amount is subject to increase, reduction, or cancellation in accordance with the Loan Documents) and collectively for all Lenders an amount (subject to reduction or cancellation as herein provided) equal to $15,000,000 (collectively, the Unit Acquisition Commitments of all the Lenders herein the “Aggregate Unit Acquisition Commitment”).

Unit Acquisition Commitment Fee means a fee payable pursuant to Section 2.08(b).

Unit Acquisition Facility means the revolving credit facility as described in and subject to the limitations set forth in Section 2.01(b).

Unit Acquisition Loan means an extension of credit by a Lender to the Borrower pursuant to Section 2.01(b).

Unit Acquisition Note means a promissory note of Borrower in substantially the form of Exhibit B-2, evidencing the obligation of Borrower to repay the Unit Acquisition Loans and all renewals and extensions of all or any part thereof.

United States or U.S. means the United States of America, its fifty states and the District of Columbia.

Unreimbursed Amount has the meaning set forth in Section 2.14(c)(i).

Voting Stock means the capital stock (or equivalent thereof) of any class or kind, of a Person, the holders of which are entitled to vote for the election of directors, managers, or other voting members of the governing body of such Person.

Wholly-Owned when used in connection with a Person means any Subsidiary of such Person of which all of the issued and outstanding equity interests (except shares required as directors’ qualifying shares) shall be owned by such Person or one or more of its Wholly-Owned Subsidiaries.

1.02        Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.
THE COMMITMENT AND BORROWINGS

2.01        Loans.  Subject to and in reliance upon the terms, conditions, representations, and warranties in the Loan Documents, each Lender severally, but not jointly, agrees to make the following revolving loans:

(a)           Revolving Credit Loans.  Each Lender severally, but not jointly, agrees to make Revolving Credit Loans to Borrower from time to time on any Business Day during the period from the Second Restatement Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Pro Rata Share of one or more Revolving Credit Borrowings not to exceed, when aggregated with the Outstanding Amount of the L/C Obligations, such Lender’s Revolving Credit Commitment.  Revolving Credit Borrowings may be repaid and reborrowed from time to time in accordance with the terms and provisions of the Loan Documents; provided that, each such Revolving Credit Borrowing must occur on a Business Day and no later than the Business Day immediately preceding the Maturity Date.  No Lender shall be obligated to make any Revolving Credit

Loan if the Outstanding Amount of all L/C Obligations and all Revolving Credit Loans would exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Revolving Credit Commitment.

(b)           Unit Acquisition Loans.  Each Lender severally, but not jointly, agrees to make Unit Acquisition Loans to Borrower from time to time on any Business Day during the period from the Second Restatement Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Pro Rata Share of one or more Unit Acquisition Borrowings not to exceed such Lender’s Unit Acquisition Commitment.  Unit Acquisition Borrowings may be repaid and reborrowed from time to time in accordance with the terms and provisions of the Loan Documents; provided that, each such Unit Acquisition Borrowing must occur on a Business Day and no later than the Business Day immediately preceding the Maturity Date.  No Lender shall be obligated to make any Unit Acquisition Loan if the Outstanding Amount of all Unit Acquisition Loans would exceed the Aggregate Unit Acquisition Commitment.

2.02        Borrowing Base Determinations.

(a)           The Borrowing Base (the “Borrowing Base”) shall be equal to the lesser of (x) the sum of (1) seventy-five percent (75%) of the Eligible Midstream Accounts Receivable, plus (2) seventy-five percent (75%) of Unhedged Eligible Midstream Inventory, plus (3) eighty-five percent (85%) of the Hedged Eligible Midstream Inventory minus (4) the Borrowing Base Liquidity Reserve and (y) $40,000,000 minus the Borrowing Base Liquidity Reserve.  The Borrowing Base shall be determined each month by reference to the most recent Borrowing Base Report delivered to the Administrative Agent (absent any error in such Borrowing Base Report) which shall be effective as of the date such Borrowing Base Report is required to be delivered pursuant to Section 6.02(c).

(b)           During the period from the date hereof to the first redetermination of the Borrowing Base pursuant to Section 2.02(a), the Borrowing Base shall be determined based on the Borrowing  Base Report delivered pursuant to Section 4.01(a)(vii).

(c)           The Borrowing Base Liquidity Reserve is an amount agreed to by the Borrower and the Lenders to provide liquidity to the Borrower in connection with restructuring the Chesapeake Agreements.  Upon Borrower’s delivery to the Administrative Agent of satisfactory evidence that the Chesapeake Agreements have been restructured so that in the reasonable judgment of the Administrative Agent it is no longer necessary to maintain the Borrowing Base Liquidity Reserve, the Borrowing Base Liquidity Reserve will be reduced to zero and such reduction will be confirmed by the Administrative Agent in writing delivered to the Borrower and Lenders.

2.03        Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) one Business Day prior to the conversion of Eurodollar Rate Loans to Base Rate Loans, or the requested date of any Borrowing of Base Rate Loans.  Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by an authorized officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued and if a Borrowing, whether such Loans are Revolving Credit Loans or Unit Acquisition Loans, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m., New York time, on the Business Day specified in the applicable Borrowing Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.01 and Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan.  During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect at any given time with respect to Loans.

2.04        Prepayments.

(a)           Optional Prepayments.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay in whole or in part Loans outstanding under the Revolving Credit Facility and/or the Unit Acquisition Facility without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares as directed by the Borrower or if no such direction is given, first, to the repayment in full of any L/C Borrowings, second, to the repayment of the Unit Acquisition Loans, until paid in full, and third, to repayment of the Revolving Credit Loans.

Unless a Default or Event of Default has occurred and is continuing or would arise as a result thereof, any payment or prepayment of the Revolving Credit Loans and Unit Acquisition Loans may be reborrowed by Borrower, subject to the terms and conditions hereof.

(b)           Mandatory Prepayments from Net Cash Proceeds.

(i)            If any portion of the Reduction Amount from any Triggering Sale (including any deferred purchase price therefor) has not been Reinvested within one hundred eighty (180) days from the receipt by Borrower or any other Loan Party of such Reduction Amount (including receipt of any deferred payments for any such Triggering Sale or portion thereof, if and when received), then on the Business Day following such one hundred eightieth (180th) day the Unit Acquisition Loans and the Revolving Credit Loans shall be prepaid, in an amount equal to the portion of the Reduction Amount that is not so Reinvested, as provided in Section 2.04(b)(v).  Net Cash Proceeds from Insurance Payments and Dispositions that equal, when aggregated with Net Cash Proceeds from all Insurance Payments and Dispositions since the Second Restatement Date, an amount less than the Threshold Amount shall not be required to be used for mandatory prepayments of the Unit Acquisition Loans and the Revolving Credit Loans pursuant to this Section 2.04(b(v)).

(ii)           Upon receipt by any Loan Party of any Reduction Amount, the Borrower (A) shall deliver a Triggering Sale Certificate to the Administrative Agent and each Lender pursuant to Section 6.02(e) and (B) shall, or shall cause the applicable Loan Party to, deposit an amount equal to the Reduction Amount into an account with the Administrative Agent or another Lender, as elected by the Administrative Agent (the “Proceeds Account”); provided, however, that the Borrower or such Loan Party shall not be required to deposit an amount that is more than the sum of the Aggregate Revolving Credit Commitment plus the Aggregate Unit Acquisition

Commitment.  Such Reduction Amount shall remain in the Proceeds Account until the earliest of (x) the date such Reduction Amount is Reinvested, (y) the one hundred eightieth (180th) day following the receipt of such Reduction Amount or (z) the occurrence of an Event of Default. If such Reduction Amount has been Reinvested within such one hundred (180) day period as reflected on the Reinvestment Certificate delivered to the Administrative Agent pursuant to Section 6.02(f), then the Unit Acquisition Loans and the Revolving Credit Loans are not required to be prepaid.  However, if the Reduction Amount has not been Reinvested within one hundred (180) days following its receipt by any Loan Party, on the Business Day following such one hundred eightieth (180th) day, the Unit Acquisition Loans and the Revolving Credit Loans shall be prepaid, in an amount equal to the portion of the Reduction Amount that is not so Reinvested, as provided in Section 2.04(b)(v); provided, further, that if as the result of an Event of Default the Revolving Credit Loans and Unit Acquisition Loans have become due and payable pursuant to Section 8.02 or otherwise, the Administrative Agent may, without notice, apply all funds in the Proceeds Account to repayment of the Obligations immediately after the occurrence of such Event of Default.

(iii)          If any Net Cash Proceeds are received by any Loan Party from an Equity Offering, the Unit Acquisition Loans and the Revolving Credit Loans shall be prepaid by the Borrower immediately after receipt of such Net Cash Proceeds, in an amount equal to the amount of Net Cash Proceeds received by the Borrower or such other Loan Party from such Equity Offering, as provided in Section 2.04(b)(v).

(iv)          If Net Cash Proceeds are received by any Loan Party from a Senior Debt Offering, the Unit Acquisition Loans and the Revolving Credit Loans shall be prepaid, immediately upon receipt of such Net Cash Proceeds, in an amount equal to the amount of Net Cash Proceeds received by the Borrower or such other Loan Party from such Senior Debt Offering, as provided in Section 2.04(b)(v).

 (v)          The prepayments provided for in this Section 2.04(b) shall be applied as follows, unless a Default or Event of Default has occurred and is continuing or would arise as a result thereof (whereupon the provisions of Section 2.11(d) shall apply): (A) first, as a repayment of any L/C Borrowing, (B) second as a repayment of the Unit Acquisition Loan, until paid in full, and (C) third, as a repayment of the Revolving Credit Loan, until paid in full; provided that such repayment of the Unit Acquisition Loan and/or Revolving Credit Loan will not result in or require a corresponding reduction in the Aggregate Unit Acquisition Commitment or Aggregate Revolving Credit Commitment, respectively.

(vi)          All funds held in the Proceeds Account shall be invested in time deposits or certificates of deposit issued by the Administrative Agent or in Investments that constitute Cash Equivalents (provided that the maturities thereof shall not exceed 45 days). All interest and income earned on the amounts held in the Proceeds Account shall be applied as the other funds held in the Proceeds Account.

(vii)         The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a lien on, and security interest in and to, the Proceeds Account and all monies, cash, checks, drafts, certificates of deposit, instruments, investment property, and other items received by Administrative Agent for deposit therein and held therein, as security for the Obligations. The rights granted by this Section 2.04(b)(vii) shall be in addition to the rights of the Administrative Agent under any statutory banker’s Lien or the common law right of setoff.

(c)           Mandatory Payments/Reductions of Revolving Credit Loans.  If for any reason the Outstanding Amount of all Revolving Credit Loans and L/C Obligations at any time exceeds the lesser of (i) Borrowing Base and (ii) the Aggregate Revolving Credit Commitment then in effect, the Borrower shall immediately prepay Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(d)           Mandatory Payments/Reductions of Unit Acquisition Loans.  If for any reason the Outstanding Amount of all Unit Acquisition Loans at any time exceeds the Aggregate Unit Acquisition Commitment then in effect, the Borrower shall immediately prepay Unit Acquisition Loans in an aggregate amount equal to such excess.

(e)           Prepayments: Interest/Consequential Loss.  All prepayments under this Section 2.04 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and any amounts due under Section 3.05.

2.05        Reduction or Termination of Commitments.

(a)           Revolving Credit Commitment. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitment or permanently reduce the Aggregate Revolving Credit Commitment prior to the Maturity Date to an amount not less than the sum of the Outstanding Amount of the then existing (i) Revolving Credit Loans and (ii) L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof.   The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination.  Once reduced in accordance with this Section, the Aggregate Revolving Credit Commitment may not be increased.  Any reduction of the Aggregate Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Lender according to its Pro Rata Share thereof.  The Revolving Credit Commitment Fee on the portion of the Aggregate Revolving Credit Commitment so terminated which has accrued to the effective date of any termination of the Aggregate Revolving Credit Commitment shall at Administrative Agent’s option either be paid on the effective date of such termination or on the date when such Revolving Credit Commitment Fee would otherwise be due.

(b)           Unit Acquisition Commitment. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Unit Acquisition Commitment or permanently reduce the Aggregate Unit Acquisition Commitment prior to the Maturity Date to an amount not less than the Outstanding Amount of the Unit Acquisition Loans; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof.   The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination.  Once reduced in accordance with this Section, the Aggregate Unit Acquisition Commitment may not be increased.  Any reduction of the Aggregate Unit Acquisition Commitment shall be applied to the Unit Acquisition Commitment of each Lender according to its Pro Rata Share thereof.  The Unit Acquisition Commitment Fee on the portion of the Aggregate Unit

Acquisition Commitment so terminated which has accrued to the effective date of any termination of the Aggregate Unit Acquisition Commitment shall at Administrative Agent’s option either be paid on the effective date of such termination or on the date when such Unit Acquisition Commitment Fee would otherwise be due.

2.06        Repayment of Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate Outstanding Amount of Revolving Credit Loans and Unit Acquisition Loans outstanding on such date.

2.07        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           While any Event of Default exists or after acceleration (i) the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law, and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           If the designated rate applicable to any Borrowing exceeds the Maximum Rate, the rate of interest on such Borrowing shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if such designated rate had at all times been in effect.  In the event that at maturity (stated or by acceleration), or at final payment of the Outstanding Amount of any Loans or L/C Obligations, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by Law, the Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if such designated rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on such Outstanding Amount.

2.08        Fees.

(a)           Revolving Credit Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share of the Aggregate Revolving Credit Commitment, a commitment fee (“Revolving Credit Commitment Fee”) equal to the Applicable Rate for Revolving Credit Loans times the actual daily amount by which the Aggregate Revolving Credit

Commitment (subject to reduction pursuant to Section 2.05) exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans plus (ii) the Outstanding Amount of L/C Obligations.  The Revolving Credit Commitment Fee shall accrue at all times from the Second Restatement Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Second Restatement Date, and on the Maturity Date.  The Revolving Credit Commitment Fee shall be calculated quarterly in arrears.  The Revolving Credit Commitment Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(b)           Unit Acquisition Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share of the Aggregate Unit Acquisition Commitment, a commitment fee (“Unit Acquisition Commitment Fee”) equal to the Applicable Rate for Unit Acquisition Loans times the actual daily amount by which the Aggregate Unit Acquisition Commitment (subject to reduction pursuant to Section 2.05) exceeds the Outstanding Amount of Unit Acquisition Loans.  The Unit Acquisition Commitment Fee shall accrue at all times from the Second Restatement Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Second Restatement Date, and on the Maturity Date.  The Unit Acquisition Commitment Fee shall be calculated quarterly in arrears.  The Unit Acquisition Commitment Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(c)           Arranger’s and Administrative Agent’s Fees.  On the Second Restatement Date, the Borrower shall pay certain fees to the Arranger and Administrative Agent to be shared between them and the Borrower shall pay certain fees to the Administrative Agent for the Administrative Agent’s own account as an administrative agency fee, in the amounts and at the times specified in the letter agreement dated July 12, 2006 (the “Agent/Arranger Fee Letter”), between the Borrower, the Arranger and the Administrative Agent.  Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.  Additionally, Borrower shall pay to the Administrative Agent for the Administrative Agent’s own account the fees in the amounts and on the dates specified in the Agent/Arranger Fee Letter.

2.09        Computation of Interest and Fees.  Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.  Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.10        Evidence of Debt.

(a)           The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or the

L/C Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control.  Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by one or more Notes.  Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

2.11        Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m., New York time, on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 11:00 a.m., New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           If no Default or Event of Default exists and if no order of application is otherwise specified in the Loan Documents, payments and prepayments of the Obligations shall be applied first to fees, second to accrued interest then due and payable on the Outstanding Amount of Loans and L/C Obligations, and then to the remaining Obligations in the order and manner as Borrower may direct.

(d)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully the Obligations, or if a Default or Event of Default exists, any payment or prepayment shall be applied in the following order: (i) to the payment of enforcement expenses incurred by the Administrative Agent, including Attorney Costs; (ii) to the ratable payment of all other fees, expenses, and indemnities for which the Administrative Agent or Lenders have not been paid or reimbursed in accordance with the Loan Documents (as used in this Section 2.11(d)(ii), a “ratable payment” for any Lender or the Administrative Agent shall be, on any date of determination, that proportion which the portion of the total fees, expenses, and indemnities owed to such Lender or the Administrative Agent bears to the total aggregate fees and indemnities owed to all Lenders and the Administrative Agent on such date of determination); (iii) to the ratable payment of accrued and unpaid interest on the Outstanding

Amount of Loans (as used in this Section 2.11(d)(iii), “ratable payment” means, for any Lender, on any date of determination, that proportion which the accrued and unpaid interest on the Outstanding Amount of Loans owed to such Lender bears to the total accrued and unpaid interest on the Outstanding Amount of Loans owed to all Lenders); (iv) to the ratable payment of the Outstanding Amount of Loans (as used in this Section 2.11(d)(iv), “ratable payment” means for any Lender, on any date of determination, that proportion which the Outstanding Amount of Loans owed to such Lender bears to the Outstanding Amount of Loans owed to all Lenders); (v) to Cash Collateralize the Letters of Credit; and (vi) to the payment of the remaining Obligations, if any, in the order and manner the Required Lenders deem appropriate.

(e)           Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan, included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f)            If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g)           The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan and to fund participations in Letters of Credit on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(h)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12        Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in the L/C Obligations, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, and/or such subparticipations in the participations in L/C Obligations held by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13        Revolving Credit Commitment Increase.

(a)           Request for Increase.  Provided no Default or Event of Default has occurred and is continuing, that there is availability under the Borrowing Base, and that the Administrative Agent consents thereto (which consent shall not be unreasonably withheld or delayed), upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may request an increase in the Aggregate Revolving Credit Commitment by a total amount not exceeding $25,000,000; provided that any Revolving Credit Borrowings utilizing such increase in the Aggregate Revolving Credit Commitment shall be used solely for the purpose of financing Borrower’s acquisition of additional MLP Units; provided further that the minimum requested Aggregate Revolving Credit Commitment increase shall be no less than $12,500,000; and provided further that any such increased Aggregate Revolving Credit

Commitment shall be secured pari passu with the Obligations.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than 15 Business Days from the date of delivery of such notice to the Lenders).

(b)           Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c)           Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to the request made hereunder to increase the Revolving Credit Commitment.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld or delayed), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.  The Borrower shall have 30 calendar days from the date the Administrative Agent notifies the Borrower of the Lenders’ responses to the request to increase the Revolving Credit Commitment to invite additional Eligible Assignees and have them enter into a joinder agreement.

(d)           Effective Date and Allocations.  If the Aggregate Revolving Credit Commitment is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Commitment Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Commitment Increase Effective Date.

(e)           Conditions to Effectiveness of Revolving Credit Commitment Increase.  As a condition precedent to increasing the Revolving Credit Commitment, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Commitment Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Commitment Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists.  The Borrower shall prepay any Revolving Credit Loans outstanding to a particular Lender on the Revolving Credit Commitment Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(f)            Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

2.14        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.14, (1) from time to time on any Business Day during the period from the Second Restatement Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any Guarantor, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Guarantor; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension, (w) the Outstanding Amount of all L/C Obligations and all Revolving Credit Loans would exceed the Borrowing Base, (x) the Outstanding Amount of all L/C Obligations and all Revolving Credit Loans would exceed the Aggregate Revolving Credit Commitment, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Revolving Credit Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  The Existing Letter of Credit shall be deemed to have been issued pursuant hereto, and from and after the Second Restatement Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Second Restatement Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Second Restatement Date and which the L/C Issuer in good faith deems material to it;

(B)           subject to Section 2.14(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Revolving Credit Lenders have approved such expiry date;

(C)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D)          the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer generally applicable to all borrowers; or

(E)           such Letter of Credit is in a face amount less than $100,000, or is to be used for a purpose other than as described in Section 6.12 or is denominated in a currency other than Dollars.

(iii)          The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., New York time, at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal.  Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if it has received notice on or before the 5th Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such renewal or (2) from any Lender stating that one or more of the applicable conditions specified in Section 4.02 is not then satisfied and directing the L/C Issuer not to permit such renewal.  Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.   Not later than 11:00 a.m., New York time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.14(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.14(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 11:00 a.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.14(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.14(c) (ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.14.

(iv)          Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.14(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.14(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.14(c) by the time specified in Section 2.14(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.14(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.14(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  No Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Revolving Credit Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.14(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a drawing strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.   Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount).  The Borrower hereby grants the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit accounts at any Lender.

(h)           Applicability of ISP98.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(i)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued equal to the Applicable Rate times the actual daily undrawn amount under each Letter of Credit.  Such fee for each Letter of Credit shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date.  If there is any change in the Applicable Rate during any quarter, the actual daily undrawn amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in an amount with respect to each Letter of Credit issued equal to the greater of (i) $500 and (ii) ¼ of 1% calculated on the face amount thereof.   In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such fees and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto; excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its Lending Office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)           The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the reasonable judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03        Inability to Determine Rates.  If the Administrative Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (b) if the Required Lenders determine and notify the Administrative Agent that the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, then the Administrative Agent will promptly notify the Borrower and all Lenders.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)           If any Lender determines that as a result of a Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c) utilized, as to Eurodollar Rate Loans, in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines a Change in Law has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital, then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)           The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05        Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.   The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Matters Applicable to all Requests for Compensation.  A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.07        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Commitment and payment in full of all the other Obligations.

ARTICLE IV.
CONDITIONS PRECEDENT

4.01        Conditions Precedent.  This Agreement shall be effective on the Second Restatement Date subject to satisfaction of the following conditions precedent on or prior to such date:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) and unless otherwise specified, each properly executed by an authorized officer of the signing Loan Party or other Person party thereto, each dated August 18, 2006 (or, in the case of certificates of governmental officials, a recent date before August 18, 2006), and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)            executed counterparts of this Agreement, the Amended and Restated Guaranty, and such other Collateral Documents, as amended and restated, as deemed advisable by the Administrative Agent or its counsel, each dated as of August 18, 2006;

(ii)           Notes executed by the Borrower in favor of each Lender requesting such Notes, each Revolving Credit Note in a principal amount equal to such Lender’s Revolving Credit Commitment, each Unit Acquisition Note in a principal amount equal to such Lender’s Unit Acquisition Commitment, and each Note dated as of August 18, 2006;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each officer thereof authorized to act in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)          such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, and in good standing in the jurisdiction of its organization;

(v)           a certificate signed by a Responsible Officer of the Borrower certifying (A) that the representations and warranties contained in Article V are true and correct in all respects on and as of August 18, 2006, (B) that no Default or Event of Default has occurred and is continuing under the Original Credit Agreement as of August 18, 2006 and no Default or Event of Default has occurred and is continuing under this Agreement as of August 18, 2006 or will exist immediately after funding the initial Loan under this Agreement, (C) since December 31, 2005 there has occurred no material adverse change in the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) or prospects of the Borrower and Guarantors, taken as a whole, (D) that as of August 18, 2006 there are no material environmental or material legal issues affecting any Loan Party or any of the Collateral, (E) all necessary governmental and third party approvals necessary or required for any Loan Party to enter into this Agreement or any of the Loan Documents have been obtained, (F) there is no litigation, investigation or proceeding known to and affecting any Loan Party for which the Borrower is required to give notice pursuant to Section 6.03(c) (or, if there is any such litigation, investigation or proceeding, then a notice containing the information required by Section 6.03(c) shall be given concurrently with the delivery of the certificate given pursuant to this clause (v)), and (G) no action, suit, investigation or proceeding is pending or, to Borrower’s knowledge, threatened in any court or before any arbitrator or governmental authority by or against the Borrower, or any Loan Party or any of their respective properties, that (y) could reasonably be expected to materially and adversely affect any Loan Party, taken as a whole, or (z) seeks to affect or pertains to any transaction contemplated hereby or the ability of any Loan Party to perform its obligations under the Loan Documents;

(vi)          a certificate of a Responsible Officer of the Borrower (a) as to the satisfaction of all conditions specified in this Section 4.01 and Section 4.02,(b) attaching an updated four year stand alone financial forecast for the Borrower for its 2006, 2007, 2008 and 2009 fiscal years, and (c) attaching any amendments, modifications or supplements to any Material Agreement entered into on or after the date of the Original Credit Agreement;

(vii)         a Borrowing Base Report from a Responsible Officer of the Borrower as of the most recent month-end available;

(viii)        a certificate of a Borrower’s chief financial officer or treasurer, in form and substance satisfactory to the Arranger, certifying that neither the Borrower and its Subsidiaries on a consolidated are “insolvent” as such term is used and defined in (i) the United States Bankruptcy Code or (ii) the Texas Uniform Fraudulent Transfer Act, Tex. Bus. & Com. Code Ann. §24.003;

(ix)           a Compliance Certificate from a Responsible Officer of the Borrower as of June 30, 2006 demonstrating compliance with all financial covenants for the quarter ended June 30, 2006;

(x)            an opinion from Hogan & Hartson, L.L.P., counsel to each Loan Party, in form and substance satisfactory to the Administrative Agent and its counsel; and

(xi)           such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b)           Satisfactory evidence in form and substance satisfactory to the Administrative Agent that all amounts (other than fees and expenses which shall be paid) owing under the Original Credit

Agreement have been, or concurrently with the closing of this Agreement will be, refinanced (but not repaid or extinguished) and all commitments of the lenders thereunder shall have terminated and all security interests granted thereunder or in connection therewith have been assigned, conveyed, and carried forward to secure the Obligations under this Agreement.

(c)           Any fees due and payable at the Restatement Date shall have been paid including, without limitation, payment of fees and expenses pursuant to the Agent/Arranger Fee Letter.

(d)           The Borrower shall have paid Attorney Costs of the Administrative Agent to the extent invoiced prior to, or on, the Second Restatement Date.

(e)           Documents, executed by each Loan Party that has assets or conducts business, in appropriate form for recording, where necessary, together with:

(i)            such Lien searches as the Administrative Agent shall have reasonably requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens (other than Permitted Liens) in favor of any Persons;

(ii)           funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC-1 financing statements;

(iii)          evidence that the Administrative Agent has been named as loss payee under all policies of casualty insurance pertaining to the Collateral;

(iv)          such consents, estoppels, subordination agreements and other documents and instruments executed by landlords and other Persons party to material contracts relating to any Collateral as to which the Administrative Agent shall be granted a Lien for the benefit of the Lenders, as requested by the Administrative Agent or any Lender;

(v)           certificates evidencing all of the issued and outstanding shares of capital stock, partnership interests, MLP Units, or membership interests pledged pursuant thereto, which certificates shall in each case be accompanied by undated stock powers duly executed in blank, or, if any securities pledged pursuant thereto are uncertificated securities, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent or Collateral Agent for the benefit of the Lenders in accordance with the UCC; and

(vi)          evidence that all other actions necessary or, in the opinion of the Administrative Agent or the Lenders, desirable to perfect and protect the first priority Lien created by the Collateral Documents (except to the extent otherwise permitted hereunder), and to enhance the Administrative Agent’s or Collateral Agent’s ability to preserve and protect its interests in and access to the Collateral, have been taken.

(f)            Certification to the Administrative Agent that no changes have been made to the certificate of incorporation of any Loan Party since copies were previously delivered to the Administrative Agent in connection with the Original Credit Agreement.

(f)            Delivery to the Administrative Agent (with sufficient copies for all Lenders) of any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or any Lender to verify the identity of Borrower as required by Section 326 of the USA Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Second Restatement Date, and such notice shall be conclusive and binding.

4.02        Conditions to all Loans and L/C Credit Extension.  The obligation of each Lender to honor any Borrowing Notice and the obligation of the L/C Issuer to issue any Letter of Credit is subject to the following conditions precedent:

(a)           The representations and warranties of the Loan Parties contained in Article V, or which are contained in any document furnished at any time under or in connection herewith, including, but not limited to the Collateral Documents, shall be true and correct in all material respects on and as of the date of such Loan is made, continued or converted, as applicable, or such Letter of Credit is issued except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)           Since the date of the last delivered financial statements, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

(c)           No Default or Event of Default shall exist or would result from such proposed Loan, continuation or conversion, or L/C Credit Extension.

(d)           The Administrative Agent and, if applicable, the L/C Issuer, shall have received a Request for Credit Extension and, if applicable, a Letter of Credit Application in accordance with the requirements hereof.

(e)           The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent reasonably may require.

(f)            The Borrower shall have delivered to the Administrative Agent Federal Reserve Form U-1 provided for in the Margin Regulations, which shall contain statements that, in the judgment of the Administrative Agent, permit the transactions contemplated hereby to be made in accordance with the Margin Regulations.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

4.03        Conditions to all Loans to Acquire MLP Units.  The obligation of each Lender to fund its portion of (a) any Unit Acquisition Loan or (b) any Revolving Credit Loan funded out of an increase in the Aggregate Revolving Credit Commitment pursuant to Section 2.13 shall be subject to the additional condition precedent that the Borrower confirm in writing in the Borrowing Notice that either (i) the MLP Operating Subsidiary or any of its Subsidiaries shall have made Permitted Acquisitions (as defined in the MLP Credit Agreement) in excess of $40,000,000 or (ii) the MLP Operating Subsidiary or any of its

Subsidiaries shall have made Capital Expenditures (as defined in the MLP Credit Agreement) in excess of $40,000,000.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Loan Party by its execution of this Agreement represents and warrants to the Administrative Agent and the Lenders that:

5.01        Existence; Qualification and Power; Compliance with Laws.  Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law.

5.03        Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, except for the filings in connection with the granting of security interests pursuant to the Collateral Documents, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05        Financial Statements; No Material Adverse Effect.

(a)           The audited financial statements delivered to the Lenders were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.  Such financial statements: (i) fairly present the financial condition of the entities therein named and their respective Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance in all material respects with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) show all material indebtedness and other liabilities, direct or contingent, of the entities therein named and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b)           Since December 31, 2005, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

5.06        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Any Loan Party or against any of their properties or revenues which (a) seek to affect or pertain to this Agreement or any other Loan Document, the borrowing of Loans, the use of the proceeds thereof, or the issuance of Letters of Credit hereunder, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default.  Neither the Borrower nor any Loan Party is in default under or with respect to any Contractual Obligation which could be reasonably expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.  There is no default under any Material Agreement.

5.08        Ownership of Property; Liens.  From and after August 18, 2006, (a) each Loan Party has good title to, or valid leasehold interests in, all its real and personal property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect, and (b) the property of the Borrower and Loan Parties is subject to no Liens, other than Permitted Liens.

5.09        Environmental Compliance.  The Borrower has reasonably concluded that (a) there are no claims alleging potential liability under or responsibility for violation of any Environmental Law except any such claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) there is no environmental condition or circumstance, such as the presence or Release of any Hazardous Substance, on any property owned, operated or used the Borrower or any Borrower Affiliate that could reasonably be expected to have a Material Adverse Effect, and (c) there is no violation of or by the Borrower or any Borrower Affiliate of any Environmental Law, except for such violations as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10        Insurance.  The properties of the Borrower and the Borrower Affiliates are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the Borrower Affiliates operate.

5.11        Taxes.  The Borrower and the Borrower Affiliates have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

There is no proposed tax assessment against any Borrower Affiliate or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect.

5.12        ERISA Compliance.  The representations and warranties set forth in this Section 5.12 shall apply only if the Borrower or an ERISA Affiliate establishes a Plan.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except to the extent that nonqualification could not reasonably be expected to have a Material Adverse Effect.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except to the extent that nonpayment could not reasonably be expected to have a Material Adverse Effect.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any ERISA Affiliate has engaged in or knowingly permitted to occur and, to the Borrower’s knowledge, no other party has engaged in or permitted to occur any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i)            No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability that (when aggregated with any other Unfunded Pension Liability) has resulted or could reasonably be expected to result in a Material Adverse Effect; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA that could reasonably be expected to have a Material Adverse Effect.

5.13        Subsidiaries and other Investments.  As of the Second Restatement Date the Borrower (i) will have no Subsidiaries (other than Excluded MLP Entities) other than those specifically disclosed in Schedule 5.13, (ii) will have no equity investment in any other corporation or other entity other than those specifically disclosed in Schedule 5.13, and (iii) will have no other Investments except as disclosed in Schedule 5.13.

5.14        Margin Regulations; Investment Company Act; Use of Proceeds.

(a)           The Loans will not conflict with or violate the Margin Regulations.

(b)           Neither the Borrower nor any Borrower Affiliate, no Person controlling the Borrower or any Borrower Affiliate, or any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c)           The Borrower will use all proceeds of Credit Extension in the manner set forth in Section 6.12.

5.15        Disclosure.  All material factual information hereto furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, as modified or supplemented by other information so furnished, is true and accurate in all material respects, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.  All estimates and projections delivered to the Administrative Agent or any Lender were based upon information that was available at the time such estimates or projections were prepared and believed to be correct and upon assumptions believed to be reasonable; however, the Borrower does not warrant that such estimates and projections will ultimately prove to have been accurate.

5.16        Labor Matters.  To the Borrower’s knowledge, there are no actual or threatened strikes, labor disputes, slowdowns, walkouts, or other concerted interruptions of operations that could reasonably be expected to have a Material Adverse Effect.

5.17        Compliance with Laws.  Neither the Borrower nor any Borrower Affiliate is in violation of any Laws, other than such violations which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Borrower Affiliate has received notice alleging any noncompliance with any Laws, except for such noncompliance which no longer exists, or which non-compliance could not reasonably be expected to have a Material Adverse Effect.

5.18        Third Party Approvals.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any party that is not a party to this Agreement is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except where obtained or where the failure to receive such approval, consent, exemption, authorization, or the failure to do such other action by, or provide such notice could not reasonably be expected to have a Material Adverse Effect; and provided, however, that the transfer of rights in certain Collateral consisting of rights under contracts to a foreclosure purchaser may, in some instances, require the consent of third parties who have rights in such Collateral

5.19        Solvency.  The Borrower and its Subsidiaries on a consolidated basis are not “insolvent” as such term is used and defined in (i) the United States Bankruptcy Code or (ii) the Texas Uniform Fraudulent Transfer Act, Tex. Bus. & Com. Code Ann. §24.003.

5.20        Collateral.

(a)           The provisions of each of the Collateral Documents are effective to create in favor of the Administrative Agent or Collateral Agent for the benefit of the Lenders, a legal, valid and enforceable first priority security interest in all Rights, titles and interests of each Loan Party in the Collateral described therein, except as otherwise permitted hereunder; and financing statements have been filed in the offices in all of the jurisdictions listed in the schedule to all Security Agreements.

(b)           All representations and warranties of each Loan Party thereto contained in the Collateral Documents are true and correct in all material respects.

(c)           None of the terms or provisions of any indenture, mortgage, deed of trust, agreement or other instrument to which any Loan Party is a party or by which any Loan Party or the property of any Loan Party is bound prohibit the filing or recordation of any of the Loan Documents or any other action which is necessary or appropriate in connection with the perfection of the Liens on material assets evidenced and created by any of the Loan Documents.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Each Loan Party shall:

6.01        Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, stand alone balance sheets of the Borrower as at the end of such fiscal year, and the related statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year of the Borrower, all in reasonable detail and as reported on Borrower’s Report on Form 10K for such fiscal year, audited and accompanied by a report and opinion of Deloitte & Touche LLP or other independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Required Lenders;

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited stand alone balance sheet of the Borrower as at the end of such fiscal quarter, and the related statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year of the Borrower, all in reasonable detail and as reported on Borrower’s Report on Form 10Q for such fiscal quarter and certified by a Responsible Officer of the Borrower, as applicable, as fairly presenting the financial condition, results of operations and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           within 45 days after the end of each fiscal year of the Borrower, Borrower shall deliver a one year projection/budget for the Borrower and the Loan Parties for the year following such fiscal year.

6.02        Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate in the form of Exhibit C signed by a Responsible Officer of the Borrower;

(b)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or written communication sent to the equity owners of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)           within twenty (20) calendar days after the end of each calendar month, (i) a completed Borrowing Base Report calculating and certifying the Borrowing Base as of the last day of such calendar month, certified as complete and correct and signed on behalf of the Borrower by its chief financial officer or treasurer, and (ii) such other supporting documentation and additional reports with respect to the Borrowing Base as the Administrative Agent shall request;

(d)           promptly after execution thereof, copies of Material Agreements and any material amendment thereto;

(e)           no later than ten (10) days after the Borrower’s or any other Loan Party’s receipt of any Net Cash Proceeds resulting from a Triggering Sale, a Triggering Sale Certificate relating to such Triggering Sale;

(f)            no later than ten (10) days after any Loan Party has Reinvested any Reduction Amount, a Reinvestment Certificate describing the amount, date and particulars relating to the Reduction Amount so Reinvested; and

(g)           promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party as the Administrative Agent, at the request of any Lender, may from time to time reasonably request, which information may include copies of any detailed audit reports, if any, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of any Loan Party, or any audit of any of them.

6.03        Notices.  Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default or Event of Default, as soon as possible but in any event within ten (10) days after the occurrence thereof;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any of the following events if such has resulted or could reasonably be expected to result in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party; (ii) any litigation, investigation by or required by a Governmental Authority, proceeding or suspension of licenses or permits between any Loan Party and any Governmental Authority; (iii) any dispute, litigation, investigation or proceeding involving any Loan Party related to any Environmental Law;

(c)           of any litigation, investigation or proceeding known to and affecting any Loan Party in which (i) the amount involved exceeds (individually or collectively) $1,000,000, or (ii) injunctive relief or other relief is sought, which could be reasonably expected to have a Material Adverse Effect; and

(d)           of any material change in accounting policies or financial reporting practices by the Borrower.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) the Obligations, (b) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and (c) all lawful claims which, if unpaid, would by Law become a Lien upon its property; except, in the case of clause (b) or (c), where (x) the validity thereof are being contested in good faith by appropriate proceedings and (y) adequate reserves in accordance with GAAP are being maintained by the appropriate Loan Party.

6.05        Preservation of Existence, Etc.

(a)           Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Sections 7.06 and 7.07, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises material to the conduct of its business, except in a transaction permitted by Sections 7.06 and 7.07.

6.06        Maintenance of Assets and Business.

(a)           Maintain all material properties, equipment, licenses, permits, and franchises necessary for its normal business; (b) keep all of its assets which are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof; (c) do all things necessary to obtain, renew, extend, and continue in effect all Authorizations which may at any time and from time to time be necessary for the operation of its business in compliance with applicable Law, except where the failure to so maintain, renew, extend, or continue in effect could not reasonably be expected to have a Material Adverse Effect; (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; and (e) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07        Maintenance of Insurance.

(a)           Maintain with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and which is satisfactory to the Administrative Agent and the Required Lenders and will (i) furnish to the Administrative Agent on each anniversary of the Second Restatement Date a certificate or certificates of insurance from the applicable insurance company evidencing the existence of insurance required to be maintained by this Agreement and the other Loan Documents and evidencing that Administrative Agent is listed as sole loss payee on property insurance (except as to properties owned by the MLP or a Subsidiary of the MLP) and the Administrative Agent and Lenders are additional insureds on liability insurance, and (ii) upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer of the Borrower setting forth the nature and extent of all insurance maintained in accordance with this Section.

(b)           (i) Except as the Administrative Agent may otherwise consent to in writing, Borrower will, and will cause each Loan Party to, forthwith upon receipt, transmit and deliver to the Administrative Agent, in the form received, all cash, checks, drafts, chattel paper and other instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by the Administrative Agent) which may be received by the Borrower at any time in full or partial payment of amounts due under any insurance policy covering Borrower or any Loan Party.  Except as the Administrative Agent may otherwise consent in writing, any such items which may be received by the Borrower will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for the Administrative Agent until delivery is made to the Administrative Agent.  Borrower will comply with the terms and conditions of any consent given by the Administrative Agent pursuant to the provisions of this paragraph.

All items or amounts in excess of $250,000 which are delivered by the Borrower or by any insurance company to the Administrative Agent on account of partial or full payment of amounts due under any insurance policy shall be deposited to the credit of a deposit account (herein called the “Insurance Deposit Account”) of the Borrower with the Administrative Agent, as security for payment of the Obligations.  Borrower shall have no right to withdraw any funds deposited in the Insurance Deposit Account.  Administrative Agent will apply all or any of the then balance in the Insurance Deposit Account toward payment of the Obligations, in such order of application as the Administrative Agent may determine.  Administrative Agent may, from time to time, in its reasonable discretion and with the consent of the Required Lenders, release all or any of such balance representing collected funds to the Borrower.  Administrative Agent is authorized to endorse, in the name of the Borrower, any item, howsoever received by the Administrative Agent, representing any payment under any insurance policy.

(ii)           The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a lien on and security interest in and to the Insurance Deposit Account and all monies, cash, checks, drafts, certificates of deposit, instruments, investment property, and other items ever received by Administrative Agent for deposit therein and held therein, as security for the Obligations.  The rights granted by this Section 6.07 shall be in addition to the rights of the Administrative Agent under any statutory banker’s Lien or the common law right of setoff.

6.08        Compliance with Laws and Contractual Obligations.

(a)           Comply in all material respects with the requirements of all Laws (including Environmental Laws) applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto, or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations, except the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

6.09        Books and Records.  Maintain (a) proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over it.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11        Compliance with ERISA.  With respect to each Plan maintained by a Loan Party, do each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except to the extent that noncompliance, with respect to each event listed above, could not be reasonably expected to have a Material Adverse Effect

6.12        Use of Proceeds.  Use proceeds of (A) the Revolving Credit Facility to (i) refinance Indebtedness outstanding under the Original Credit Agreement, (ii) finance inventory and accounts receivable of the Borrower and Guarantors, (iii) issue Letters of Credit, and (iv) pay fees, costs and expenses owed pursuant to this Agreement; provided, however, no proceeds of any Revolving Credit Loans or Letters of Credit may be paid, advanced, lent, given or contributed to the MLP GP, the MLP or any of their Subsidiaries except (a) in connection with bona fide business transactions and (b) except for the acquisition of MLP Units from proceeds of the increase in the Aggregate Revolving Credit Commitment pursuant to Section 2.13 and (B) the Unit Acquisition Facility to finance the acquisition of MLP Units; provided further, no proceeds of any Loans or Letters of Credit may paid, advanced, lent, given or contributed to the MLP GP or the MLP or any of their Subsidiaries for the purpose of enabling the MLP to pay distributions to its partners.

6.13        Material Agreements.  Timely perform the obligations of Borrower contained in the indemnification provisions of the Omnibus Agreement, and perform all other obligations of the Borrower and Loan Parties contained in the Material Agreements.

6.14        Hedging.  Upon the Administrative Agent’s request, the Borrower shall implement hedging arrangements for the MLP Units owned by Borrower in form and substance satisfactory to the Administrative Agent.

6.15        Guaranties.  As an inducement to the Administrative Agent and Lenders to enter into this Agreement, each Subsidiary of Borrower (other than Excluded MLP Entities) shall execute a Guaranty in connection with this Agreement, in the substantially in the form and upon the terms of Exhibit E.  In addition, at the time of the formation or acquisition of any Subsidiary of the Borrower (other than Excluded MLP Entities), cause such Subsidiary to execute and deliver to the Administrative Agent (a) a Guaranty substantially in the form and upon the terms of Exhibit E, providing for the guaranty of payment and performance of the Obligations, (b) Collateral Documents in form and substance satisfactory to the Administrative Agent creating liens and security interests in all assets and properties of such Subsidiary and in the equity interests in such Subsidiary, and (c) certified copies of such Subsidiary’s Organization Documents and opinions of counsel with respect to such Subsidiary and such Guaranty, and

(d) such other documents and instruments as may be required with respect to such Subsidiary pursuant to Section 6.16.

6.16        Further Assurances; Additional Collateral.

(a)           The Borrower shall and shall cause each of its Subsidiaries (other than Excluded MLP Entities) to take such actions and to execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent or Collateral Agent on behalf of the Lenders shall, at all times, have received currently effective duly executed Loan Documents granting Liens and security interests in substantially all of the assets of the Borrower and each of its Subsidiaries (other than Excluded MLP Entities), including all capital stock, partnership, joint venture, membership interests, or other equity interests.

(b)           In connection with the actions required pursuant to the foregoing subsection (a), the Borrower shall and shall cause each Loan Party to execute and deliver such stock certificates, blank stock powers, evidence of corporate authorization, opinions of counsel, current valuations, evidence of title, title opinions, title insurance and other documents, and shall use commercially reasonable efforts to obtain landlord and mortgagee waivers and third party consents, as shall be requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent.

(c)           The Liens required by this Section 6.16 shall be first priority perfected Liens in favor of the Administrative Agent or Collateral Agent for the benefit of the Lenders, subject to no other Liens except Permitted Liens of the type described in Section 7.01 (other than Section 7.01(h)).  If the Administrative Agent shall determine that, as of any date, the Borrower shall have failed to comply with this Section 6.16, the Administrative Agent may (and at the direction of the Required Lenders, shall) notify the Borrower in writing of such failure and, within 30 days from and after receipt of such written notice by the Borrower, the Borrower shall execute and deliver to the Administrative Agent or Collateral Agent supplemental or additional Loan Documents, in form and substance satisfactory to the Administrative Agent and its counsel, securing payment of the Notes and the other Obligations and covering additional assets and properties of the Loan Parties not then encumbered by any Loan Documents (together with such other information, as may be requested by the Administrative Agent, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) such that the Administrative Agent or Collateral Agent shall have received currently effective duly executed and perfected Collateral Documents encumbering substantially all of the assets of the Borrower and  the Loan Parties as required by Section 6.16(a).

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligations shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower agrees that it shall not, nor shall it permit any Loan Party to, directly or indirectly:

7.01        Liens.  Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the Second Restatement Date and listed on Schedule 7.01 to this Agreement and any renewals or extensions thereof; provided that the property covered thereby is not increased, the amount of the Indebtedness secured thereby is not increased, and any renewal or extension of the obligations secured or benefited thereby is permitted under this Agreement;

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other encumbrances affecting real property which do not, taken as a whole, materially detract from the value of the mortgaged properties subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           judgment Liens not giving rise to an Event of Default;

(i)            any Lien existing on any asset (other than stock of a Subsidiary) prior to acquisition thereof by the Borrower or a Loan Party, and not created in contemplation of such acquisition; provided that (i) no such Lien shall be extended to cover property other than the asset being acquired, (ii) such Lien was not created in contemplation of or in connection with such acquisition, (iii) the Indebtedness thereby secured is permitted by Section 7.04(d);

(j)            Liens securing Capital Lease obligations; provided that the Indebtedness in respect of such Capital Lease is permitted under Section 7.04(d);

(k)           Purchase money Liens upon or in any property acquired by Borrower or any Loan Party to secure the deferred portion of the purchase price of such property or to secure Indebtedness incurred to finance the acquisition of such property; provided that (i) no such Lien shall be extended to cover property other than the property being acquired, and (ii) the Indebtedness thereby secured is permitted by Section 7.04(d);

(l)            Liens reserved in or exercisable under any lease or sublease to which the Borrower or a Loan Party is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease; provided, that the rent under such lease or sublease is not then overdue and the Borrower or Loan Party is in material compliance with the terms and conditions thereof;

(m)          any interest or title of a lessor under any lease entered into by any Loan Party in the ordinary course of its business and covering only the assets so leased; and

(n)           Liens incurred in the ordinary course of business in connection with margin requirements under Swap Contracts where a Lender or Lender Affiliate is a counterparty, not to exceed in the aggregate $6,000,000 at any time outstanding; provided if granted on property subject to a Lien securing the Obligations, such Lien is subordinated to the Lien securing the Obligations on terms satisfactory to the Administrative Agent.

7.02        Investments.  Make or own any Investments, except:

(a)           Investments existing on the Second Restatement Date and listed in Section (b) of Schedule 5.13; provided that with respect to Investments consisting of interests in master limited partnerships (other than the MLP), such Investments shall not exceed at any time an aggregate of $10,000,000;

(b)           Cash Equivalents;

(c)           Investments constituting Indebtedness permitted under Section 7.04(b);

(d)           Investments by the Borrower in the MLP GP and MLP and their Subsidiaries;

(e)           Investments by the Borrower and the Loan Parties in any Subsidiary of the Borrower that, prior to such Investment, is a Guarantor; and

(f)            trade accounts receivable which are for goods furnished or services rendered in the ordinary course of business.

7.03        Hedging Agreements.  Enter into any Swap Contracts other than in the ordinary course of business for the purpose of protecting against fluctuations in interest rates, commodity prices, or foreign exchange rates and not for purposes of speculation; provided that the Swap Contract shall not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

7.04        Indebtedness.  Create, incur, or assume any Indebtedness except:

(a)           Indebtedness incurred pursuant to the Loan Documents;

(b)           Indebtedness owed by a Loan Party to the Borrower or by the Borrower to a Loan Party; provided, that, in each such case such Indebtedness is evidenced by a promissory note which has been pledged to secure the Obligations and is in the possession of the Administrative Agent;

(c)           Obligations (contingent or otherwise) of any Loan Party existing or arising under any Swap Contract to the extent permitted by Section 7.03;

(d)           Indebtedness of the Borrower and the Loan Parties in respect of purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(k); provided,

however, that the aggregate amount of such Indebtedness at any one time outstanding shall not exceed $1,000,000.00; and

(e)           Other Indebtedness of the Borrower and the Loan Parties not to exceed $1,000,000 in the aggregate principal amount outstanding at any time;

Provided, that if any Indebtedness is incurred pursuant to this Section 7.04, both before and after such Indebtedness is created, incurred or assumed, no Default or Event of Default shall exist.

7.05        Lease Obligations.  Create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for operating leases (other than those constituting Synthetic Lease Obligations) entered into or assumed by any Loan Party in the ordinary course of business prior to August 18, 2006; provided that, such operating leases will not require the payment of an aggregate amount of payments in excess of (excluding escalations resulting from a rise in the consumer price or similar index) $500,000 during the full remaining term of such leases, exclusive of expenses for maintenance, repairs, insurance taxes, assessments and similar changes.

7.06        Fundamental Changes.  Merge or consolidate with or into, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; except that, so long as no Default or Event of Default exists or would result therefrom:

(a)           any Person may merge into the Borrower; provided that the Borrower is the surviving entity;

(b)           any Loan Party may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Loan Parties;

(c)           any Loan Party may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another Loan Party; and

(d)           any Person (other than the Borrower or a Loan Party) may merge into any Loan Party; provided that such Loan Party is the surviving entity.

7.07        Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions by the Borrower or the Loan Parties of inventory in the ordinary course of business and Dispositions of obsolete equipment;

(b)           Dispositions of property by any Loan Party to the Borrower, or by any Loan Party or by the Borrower, to a Wholly-Owned Subsidiary that is a Guarantor; or

(c)           other Dispositions for fair market value; provided no Default or Event of Default then exists or arises as a result thereof.

7.08        Restricted Payments; Distributions and Redemptions.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Loan Party may make Restricted Payments to the Borrower and to Wholly-Owned Subsidiaries of the Borrower;

(b)           (i) the Borrower may declare and make Restricted Payments if after giving pro forma effect to such Restricted Payment, such Restricted Payment, together with all prior Restricted Payments made by Borrower on or after June 30, 2006, do not exceed the sum of (A) cash and Cash Equivalents on the Borrower’s balance sheet on a stand-alone basis as of the most recent fiscal quarter end plus (B) 50% of Borrower’s Consolidated Net Income on a stand-alone basis (including cash distributions received from the MLP) commencing with the fiscal quarter beginning July 1, 2006 and (ii) any Guarantor may make redemptions of, or purchase equity interest in, the Borrower or any Guarantor from employees of the Borrower or such Guarantor; provided, that at the time each Restricted Payment is made or any purchase or redemption is made no Default or Event of Default exists or would result therefrom; provided further that the aggregate amount expended in any consecutive 12-month period for purchases or redemptions pursuant to clause (ii) above shall not exceed $100,000.

7.09        ERISA.  At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan maintained by Borrower or an ERISA Affiliate to: (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

7.10        Nature of Business; Capital Expenditures; Risk Management.  Engage in any line of business other than the Midstream Business, or make any Capital Expenditures except in connection with the Midstream Business.  The Borrower will comply with its current risk management (hedging) policy and without the written approval of the Administrative Agent, the Borrower will not materially change its risk management (hedging) policy.

7.11        Transactions with Affiliates.  Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions between or among the Borrower and the Loan Parties not involving any other Affiliate, (ii) any Restricted Payment permitted by Section 7.08, (iii) transactions governed by any Material Agreement a copy of which has been delivered to Administrative Agent and the Lenders pursuant to the Original Credit Agreement or this Agreement, (iv) the purchase by the Borrower of MLP Units and (v) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Loan Party, as applicable, than could be obtained on an arm’s length basis from unrelated third parties.

7.12        Burdensome Agreements.  Enter into any Contractual Obligation that limits the ability of any Subsidiary (other than Excluded MLP Entities) to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower.  Notwithstanding the foregoing, (i) documents governing a

Capital Lease or a purchase money Lien permitted by Sections 7.01(j) and (k) may prohibit other Liens on the asset encumbered by such Lien, and (ii) the Lenders acknowledge that the real estate leases described on Schedule 7.12 restrict or prohibit Liens on the Borrower’s or a Loan Party’s leasehold interest.

7.13        Use of Proceeds.  Use the proceeds of any Loan or Letter of Credit for purposes other than those permitted by Section 6.12.

7.14        Material Agreements.  Permit (a) any amendment to Borrower’s or any Loan Party’s Organization Documents or any Material Agreement, if such amendment could reasonably be expected to (y) have a Material Adverse Effect on the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party or (z) otherwise materially adversely affect the Lenders, or (b) any assignment of any Material Agreement if such assignment could reasonably be expected to materially adversely affect the Lenders or have a Material Adverse Effect on the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party.

7.15        Financial Covenants.

(a)           Leverage Ratio.  Permit the Leverage Ratio at any fiscal quarter-end to be greater than 4.0 to 1.0; provided if more than $5,000,000 is advanced under the Unit Acquisition Facility or if the Aggregate Revolving Credit Commitment is increased pursuant to Section 2.13, then in such event the Borrower will not permit the Leverage Ratio at any fiscal quarter-end to be greater than 5.50 to 1.0; provided further that the Borrower will not permit the Leverage Ratio at any fiscal quarter-end to be greater than 4.75 to 1.0 if more than $5,000,000 of Unit Acquisition Loans remain outstanding nine (9) months after the Borrowing of such Unit Acquisition Loans or if more than $5,000,000 of Revolving Credit Loans funded out of an increase in the Aggregate Revolving Credit Commitment pursuant to Section 2.13 remain outstanding nine (9) months after the Borrowing of such Revolving Credit Loans; and provided further that the Borrower will not permit the Leverage Ratio at any fiscal quarter-end to be greater than 4.00 to 1.0 if more than $5,000,000 of Unit Acquisition Loans remain outstanding eighteen (18) months after the Borrowing of such Unit Acquisition Loans or if more than $5,000,000 of Revolving Credit Loans funded out of an increase in the Aggregate Revolving Credit Commitment pursuant to Section 2.13 remain outstanding eighteen (18) months after the Borrowing of such Revolving Credit Loans.

(b)           Minimum Tangible Net Worth.  Permit the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries (other than Excluded MLP Entities) as of the end of any fiscal quarter to be less than the sum of (i) $30,000,000 plus (ii) 50% of Consolidated Net Income (if positive) earned or accrued on or after July 1, 2006 plus (iii) 100% of net proceeds of all equity issued by the Borrower subsequent to the Second Restatement Date.

7.16        Minimum Collateral Coverage Ratio.  Permit at any time the Collateral Coverage Ratio to be less than 2.0 to 1.0.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower fails to pay (i) any amount due under the Agent/Arranger Fee Letter when and as required to be paid therein, (ii) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or (iii) within three Business Days after the same becomes due, any interest on any Loan, any L/C Obligation, any commitment or other fee due hereunder (other than a fee specified in the Agent/Arranger Fee Letter), or any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (with respect to the Borrower’s existence), 6.12, 6.15, 6.16, or Article VII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 15 days after the earlier of (i) the date notice has been given to the Borrower by the Administrative Agent or a Lender or (ii) the date a Responsible Officer knew or reasonably should have known of such Default; or

(d)           Representations and Warranties.  Any representation or warranty made or deemed made by any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) The Borrower or any Borrower Affiliate (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation (other than Indebtedness under Swap Contracts) having an aggregate principal amount (or, in the case of a Capital Lease or a Synthetic Lease Obligation, Attributable Indebtedness) (including undrawn or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than (individually or collectively) $6,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness, the lessor under such Synthetic Lease Obligation or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) (A) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Borrower or any Borrower Affiliate is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value (as defined in such Swap Contract) owed by the Borrower or any Borrower Affiliate as a result thereof is greater than (individually or collectively) $6,000,000, or (B) there occurs under any Swap Contract an Early Termination Date resulting from any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Borrower Affiliate is an Affected Party (as defined in such Swap Contract) and the Early Termination Amount (as defined in such Swap Contract) owed by the Borrower and Borrower Affiliate as a result thereof is greater than (individually or collectively) $6,000,000 and such amount is not paid when due under such Swap Contract; or

(f)            Insolvency Proceedings, Etc.  (i) The Borrower, the MLP, the MLP GP or any Borrower Affiliate institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property or takes any action to effect any of the foregoing; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower, the MLP, the MLP GP or any Borrower Affiliate becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against property which is a material part of the property of the Borrower and its Subsidiaries taken as a whole, and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h)           Judgments.  There is entered against the Borrower or any Borrower Affiliate (i) a final judgment or order for the payment of money in an aggregate amount exceeding (individually or collectively) $6,000,000 (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) If the Borrower, any Borrower Affiliate or any of their ERISA Affiliates maintains any Pension Plan or any Multiemployer Plan, an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Borrower Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $3,500,000, or (ii) if there is any Multiemployer Plan, the Borrower, any Borrower Affiliate or any ERISA Affiliate thereof fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $3,500,000; or

(j)            Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or termination of each Lender’s Commitment and satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Dissolution.  Any Loan Party shall dissolve, liquidate, or otherwise terminate its existence, except as permitted in Section 7.06; or

(m)          Material Agreements.  (i) Termination of any Material Agreement, or any material provision of any of the foregoing if such termination could reasonably be expected to have a Material Adverse Effect and such agreement or provision is not replaced (prior to such cessation) in a manner satisfactory to the Administrative Agent; (ii) default by any Person in the performance or observance of any material term of any Material Agreement which is not cured within the applicable cure period specified in such Material Agreement, if such default could reasonably be expected to have a Material Adverse Effect; or (iii) any event or condition occurs or exists which in the opinion of the Administrative Agent is reasonably likely to (x) have a material adverse effect on the ability of Borrower or any of its Subsidiaries to perform its obligations under a Material Agreement and (y) result in a Material Adverse Effect hereunder; or

(n)           Collateral; Impairment of Security, etc.  (i) Any provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against a Loan Party or any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject to Permitted Liens.

8.02        Remedies Upon Event of Default.  If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)           declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligations shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           declare that an amount equal to the then Outstanding Amount of all L/C Obligations be immediately due and payable by the Borrower, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrower, and require that the Borrower deliver such payments to the Administrative Agent to Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and an amount equal to the then Outstanding Amount of all L/C Obligations shall be deemed to be forthwith due and owing by the Borrower to the L/C Issuer and the Lenders as of the date of such occurrence and the Borrower’s obligation to pay such amounts shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit and, to the fullest extent permitted by applicable Law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower may now or hereafter have against any such beneficiary, the L/C Issuer, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such payments shall be delivered to and held by the Administrative Agent as cash collateral securing the L/C Obligations.

ARTICLE IX.

AGENTS

9.01        Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably (subject to Section 9.10(a)) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Each Lender hereby irrevocably (subject to Section 9.10(b)) appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           The Collateral Agent shall act on behalf of the Lenders with respect to the Collateral and Collateral Documents until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the Collateral Agent with respect thereto; provided, however, that the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Collateral Agent in connection with the Collateral and Collateral Documents as fully as if the term “Administrative Agent” as used in this Article IX included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Collateral Agent.

(c)           The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Revolving Credit Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

9.02        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03        Default; Collateral.  (a) Upon the occurrence and continuance of a Default or Event of Default, the Lenders agree to promptly confer in order that Required Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights of the Lenders; and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from Required Lenders.  All rights of action under the Loan Documents and all right to the Collateral, if any, hereunder may be enforced by the Administrative Agent and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as the Administrative Agent without the necessity of joining as plaintiffs or defendants any other Agent or Lender, and the recovery of any judgment shall be for the benefit of the Lenders subject to the expenses of the Administrative Agent.  In actions with respect to any property of any Loan Party, the Administrative Agent is acting for the ratable benefit of each Lender.  Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Obligations shall be construed as being for the ratable benefit of each Lender.

(b)           Each Lender authorizes and directs the Administrative Agent to enter into the Collateral Documents on behalf of and for the benefit of the Lenders (or if previously entered into, hereby ratifies the Administrative Agent’s previously entering into such agreements and Collateral Documents).

(c)           Except to the extent unanimity (or other percentage set forth in Section 10.1) is required hereunder, each Lender agrees that any action taken by the Required Lenders, Required Revolving Credit Lenders or Required Unit Acquisition Lenders, as the case may be, in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders, Required Revolving Credit Lenders or Required Unit Acquisition Lenders, as the case may be, of the power set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(d)           The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(e)           The Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant thereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the Rights granted or available to the Administrative Agent in this Section 9.03 or in any of the Collateral Documents; it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall not have any duty or liability whatsoever to any Lender, other than to act without gross negligence or willful misconduct.

(f)            The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by it upon any Collateral: (i) constituting property in which no Loan Party owned an interest at the time the Lien was granted or at any time thereafter; (ii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under the Loan Documents or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed; and (iii) consisting of an instrument evidencing Indebtedness pledged to it (for the benefit of the Lenders), if the Indebtedness evidenced thereby has been paid in full.   In addition, the Lenders irrevocably authorize the Administrative Agent to release Liens upon Collateral as contemplated in Section 10.01(c) or (d), or if approved, authorized, or ratified in writing by the requisite Lenders.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.03.

(g)           In furtherance of the authorizations set forth in this Section 9.03, each Lender hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender (i) to enter into Collateral Documents (including, without limitation, any appointments of substitute trustees under any Collateral Documents), (ii) to take action with respect to the Collateral and Collateral Documents to perfect, maintain, and preserve Lenders’ Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in paragraph (f) hereof.  This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s power, as attorney, relative to the Collateral matters described in this Section 9.03.  The powers and authorities herein conferred on the Administrative Agent may be exercised by the Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent (or any Person acting on behalf of the Administrative Agent pursuant to a valid power of attorney).  The power of attorney conferred by this Section 9.03(g) to the Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or the Lenders are obligated to make any Borrowings under the Loan Documents.

9.04        Liability of Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, or to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.05        Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, electronic mail, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders, Required Revolving Credit Lenders, Required Unit Acquisition Lenders or all the Lenders, as the case may be, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders, Required Revolving Credit Lenders, Required Unit Acquisition Lenders or all Lenders, as the case may be, otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has funded its Pro Rata Share of the Borrowing(s) on the Second Restatement Date (or, if there is no Borrowing made on such date, each Lender other than Lenders who gave written objection to the Administrative Agent prior to such date) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.06        Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may

(but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.07        Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agents and Arranger that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or the Arranger and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent Related Person.

9.08        Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as the case may be, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Agents upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitment, the payment of all Obligations hereunder and the resignation or replacement of such Agent.

9.09        Agent in its Individual Capacity. The L/C Issuer, each Agent and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent were not an Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Agents or their Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents shall be under no obligation to provide such information to them. With respect to its Loans, each Agent and the L/C Issuer shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include each Agent and the L/C Issuer in its individual capacity.

9.10        Successor Agents. (a)  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders with a copy of such notice to the Collateral Agent and Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably conditioned, withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.03 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b)           The Collateral Agent may resign as Collateral Agent upon 30 days’ notice to the Lenders with a copy of such notice to the Administrative Agent and Borrower. If the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor collateral agent for the Lenders which successor collateral agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably conditioned, withheld or delayed). If no successor collateral agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Lenders and the Borrower, a successor collateral agent from among the Lenders. Upon the acceptance of its appointment as successor Collateral Agent hereunder, such successor Collateral Agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent and the retiring Collateral Agent’s appointment, powers and duties as Collateral Agent shall be terminated. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article IX and Sections 10.03 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement. If no successor Collateral Agent has accepted appointment as

Collateral Agent by the date which is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.11        Other Agents; Arranger. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as any other type of agent (other than the Administrative Agent and Collateral Agent), “arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

10.01      Amendments, Release of Collateral, Etc.

(a)           No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower, and acknowledged by the Administrative Agent, do any of the following:

(i)            extend or increase the Commitment of any such Lender (or reinstate any Commitment terminated pursuant to Section 8.02);

(ii)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(iii)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or (subject to clause (ii) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)          change the percentage of the applicable Commitment or of the aggregate unpaid principal amount of the Loans and L/C Obligations which is required for the Lenders or any of them to take any action hereunder;

(v)           change the Pro Rata Share of any Lender except for reductions in a Lender’s Pro Rata Share resulting from an increase in the Aggregate Revolving Credit Commitment pursuant to Section 2.13 and such Lender’s failure to wholly or proportionately participate in such increase;

(vi)          release a material amount of Collateral or release any Guarantor from a Guaranty (except in connection with a Disposition permitted under Section 7.07 or as otherwise permitted under this Section 10.01); or

(vii)         amend this Section, or Section 2.12, or any provision herein providing for unanimous consent or other action by all the Lenders;

and, provided further: (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Required Revolving Credit Lenders or all the Lenders, as the case may be, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Agent/Arranger Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, any Lender that has failed to fund any portion of the Loans or participation in L/C Obligations required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Lender may not be increased without the consent of such Lender.

(b)           Any amendment to any Loan Document which purports to (i) decrease the amount of any mandatory prepayment or commitment reduction required by Section 2.04 or (ii) change this Section 10.01(b), must be by an instrument in writing executed by Borrower, the Administrative Agent, and the Required Lenders.

(c)           Upon any sale, transfer, or disposition of Collateral which is permitted pursuant to the Loan Documents, and upon 10 Business Days’ prior written request by the Borrower (which request must be accompanied by (i) true and correct copies of all material documents of transfer or disposition, including any contract of sale, (ii) a preliminary closing statement and instructions to the title company, if any, (iii) all requested release instruments in form and substance satisfactory to the Administrative Agent and (iv) if required, written consent of the requisite Lenders), the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of Liens granted to the Administrative Agent for the benefit of the Lenders pursuant hereto in such Collateral. The Administrative Agent shall not be required to execute any release instruments on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of Liens without recourse or warranty. No such release shall impair the Administrative Agent’s Lien on the proceeds of sale of such Collateral.

(d)           If all outstanding Loans and other Obligations have been indefeasibly paid in full and the Commitment has terminated or have been reduced to zero, the Administrative Agent agrees to, and the Lenders hereby instruct the Administrative Agent to, at the Borrower’s expense, execute and authorize such releases of the Collateral Documents as the Borrower shall reasonably request and this Agreement shall be deemed terminated except that such termination shall not relieve the Borrower of any obligation to make any payments to the Administrative Agent or any Lender required by any Loan Document to the extent accruing, or relating to an event occurring, prior to such termination.

10.02      Notices and Other Communications; Facsimile Copies.

(a)           General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02 (for the Borrower, any Guarantor, the Administrative Agent and the Collateral Agent) or on the Administrative Details Form (for the other Lenders); or, in the case of the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent or the L/C Issuer, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent and the L/C Issuer. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent or the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in accordance with this Section, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)           Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and shall not be recognized hereunder for any other purpose.

(d)           Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Agents may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies. No failure by any Lender or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

10.04      Attorney Costs; Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation, syndication, administration and execution of this Agreement and the other Loan Documents, including the filing, recording, refiling or rerecording of any pledge agreement and any Security Agreement and/or any UCC financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of any mortgage, any pledge agreement or any security agreement, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Agents and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any workout or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent and the cost of independent public accountants and other outside experts retained by any Agent or any Lender. The agreements in this Section shall survive the termination of the Commitment and repayment of all the other Obligations.

10.05      Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrower and each Guarantor (by execution of a Guaranty), jointly and severally, agrees to indemnify, save and hold harmless each Agent-Related Person, the Agents, the Arranger, each Lender, the L/C Issuer and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors, arising out of or relating to, the Loan Documents, the Commitment, the use or contemplated use of the proceeds of any Loans, or the relationship of any Loan Party, the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer under this Agreement or any other Loan Document; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation of the Administrative Agent or Collateral Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee by any Person or by any Loan Party, arising out of or relating to, the Loan Documents, the Commitment, the use or contemplated use of the proceeds of any Loans, or the relationship of any Loan Party, the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer under this Agreement or any other Loan Document; (c) without limiting the foregoing, any and all claims, demands, actions or causes of action, judgments and orders, penalties and fines that are asserted or imposed against any Indemnitee, (i) under the application of any Environmental Law applicable to the Borrower or any of its Subsidiaries or any of their properties or assets, including the treatment or disposal of Hazardous Substances on any of their properties or assets, (ii) as a result of the breach or non-compliance by the Borrower or any Subsidiary with any Environmental Law applicable to the Borrower or any Subsidiary, (iii) due to past ownership by the Borrower or any Subsidiary of any of their properties or assets or past activity on any of their properties or assets which, though lawful and fully permissible at the time, could result in present liability, (iv) due to the presence, use, storage, treatment or disposal of Hazardous Substances on or under, or the escape, seepage, leakage, spillage, discharge, emission or Release from, any of the properties owned or operated by the Borrower or any Subsidiary (including any liability asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, or (v) due to any other environmental, health or safety condition in connection with the Loan Documents; (d) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a), (b) or (c) above; and (e) any and all liabilities (including liabilities under indemnities), losses, costs, damages or expenses (including Attorney Costs and settlement costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, WHETHER OR NOT ARISING OUT OF THE STRICT LIABILITY OR NEGLIGENCE OF AN INDEMNITEE, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim to the extent caused by its own gross negligence or willful misconduct. The agreements in this Section shall survive and continue for the benefit of the Indemnitees at all times after the Borrower’s acceptance of the Lenders’ Commitment under this Agreement, whether or not the Second Restatement Date shall occur and shall survive the termination of the Commitment and repayment of all the other Obligations.

10.06      Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07      Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that: (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent (Borrower’s consent not to be unreasonably withheld, conditioned or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Details Form. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.07, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. Upon the occurrence and during the continuance of an Event of Default all restrictions on assignment by any Lender shall cease, including all restrictive clauses driven by withholding tax considerations.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participation in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, or (iii) extend the Maturity Date. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.07(b)), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(h)           Notwithstanding anything to the contrary contained herein, if at any time Royal Bank of Canada assigns all of its Commitment and Loans pursuant to subsection (b) above, Royal Bank of Canada may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Royal Bank of Canada as L/C Issuer. Royal Bank of Canada shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.14(c)).

10.08      Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to directors, officers, employees, auditors, accountants, counsel or other professional advisors of any Agent or any Lender) any information with respect to the Borrower or its Subsidiaries, which is furnished pursuant to this Agreement and which (i) the Borrower in good faith considers to be confidential and (ii) is either clearly marked confidential or is designated by the Borrower to an Agent or the Lenders in writing as confidential; provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to or required by any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or submitted to or required by the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena in connection with any litigation, (d) in order to comply with any Law applicable to such Lender, (e) to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided that such Eligible Assignee or Participant or prospective Eligible Assignee or Participant executes an agreement containing provisions substantially similar to those contained in this Section 10.08, (f) in connection with the exercise of any remedy by such Lender following an Event of Default pertaining to the Loan Documents, (g) in connection with any litigation involving such Lender pertaining to the Loan Documents, (h) to any Lender or any Agent, or (i) to any Affiliate of any Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and obligated to keep such information confidential).

10.09      Set-off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Administrative Agent and the Lenders, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10      Interest Rate Limitation. Regardless of any provision contained in any Loan Document, neither the Administrative Agent nor any Lender shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligations, any amount in excess of the Maximum Rate, and, if any Lender ever does so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to the Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, the Borrower and the Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Borrowings as but a single extension of credit (and the Lenders and the Borrower agree that such is the case and that provision herein for multiple Borrowings is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligations. However, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, the Lenders shall refund such excess, and, in such event, the Lenders shall not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount. To the extent the Laws of the State of Texas are applicable for purposes of determining the “Maximum Rate” or the “Maximum Amount,” then those terms mean the “weekly ceiling” from time to time in effect under Texas Finance Code § 303.001, as limited by Texas Finance Code § 303.009. The Borrower agrees that Chapter 346 of the Texas Finance Code, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), does not apply to the Obligations.

10.11      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12      Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

10.14      Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15      Foreign Lenders. Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

10.16      Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER UNITED STATES FEDERAL LAW.

(b)           EACH LOAN PARTY AND OTHER PARTY HERETO, AND EACH GUARANTOR, BY EXECUTION OF A GUARANTY, AGREES AS TO THIS SECTION 10.16(b). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, AND BY EXECUTION OF A GUARANTY, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER (1) IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO, AND (2) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, AT ITS ADDRESS FOR NOTICES DESIGNATED HEREIN. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE. THE BORROWER AND EACH GUARANTOR, BY ITS EXECUTION OF A GUARANTY, HEREBY IRREVOCABLY APPOINTS NATIONAL REGISTERED AGENTS, INC., WITH AN ADDRESS AT 5 EVERETTE DRIVE, SUITE 107B, WEST WINDSOR, NEW JERSEY 08550 (THE “TEXAS PROCESS AGENT”) AS PROCESS AGENT IN ITS NAME, PLACE AND STEAD TO RECEIVE AND FORWARD SERVICE OF ANY AND ALL WRITS, SUMMONSES AND OTHER LEGAL PROCESS IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF TEXAS, AGREES THAT SUCH SERVICE IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE UPON THE TEXAS PROCESS AGENT, AND AGREES TO TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT.

10.17      Waiver of Right to Trial by Jury, Etc.  EACH PARTY TO THIS AGREEMENT AND EACH GUARANTOR, BY EXECUTION OF A GUARANTY, HEREBY (a) EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES TO THE LOAN DOCUMENTS OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE LOAN PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY; AND (b) EXPRESSLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH ACTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

10.18      Termination of Commitments Under Original Credit Agreement. As of the Second Restatement Date, the Commitment (as defined in the Original Credit Agreement) under the Original Credit Agreement is terminated and the Administrative Agent and the Original Lenders hereby waive any right to receive prior notice of such termination. Each Original Lender agrees upon the Second Restatement Date to return to Borrower with reasonable promptness all “Notes” as defined under the Original Credit Agreement which were delivered by the Borrower in exchange for new Notes to be issued pursuant to this Agreement.

10.19      No Novations, Etc.  To the extent of the Commitment (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement ($25,000,000), nothing contained herein shall be deemed a novation of or a repayment or new advance of any obligation of the Borrower hereunder. Only to the extent of an increase in the Commitment over that amount, if any, shall there be deemed to be a new advance by the Lenders to the Borrower under this Agreement. The Indebtedness owing under the Original Credit Agreement is renewed, rearranged, extended and carried forward by this Agreement and all of the liens and security interests securing the “Obligations” as defined in the Original Credit Agreement are carried forward and secure, without interruption or loss or priority, the Obligations under this Agreement.

10.20      ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY BLANK;

SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MARKWEST HYDROCARBON, INC.,
a Delaware corporation, as Borrower

By:	/s/ James G. Ivey
James G. Ivey
Senior Vice President and
Chief Financial Officer

Signature Page 1

ROYAL BANK OF CANADA,
as Administrative Agent and Collateral Agent

By:	/s/ Gail Watkin
Gail Watkin
Manager, Agency

Signature Page 2

ROYAL BANK OF CANADA, as Lender
and L/C Issuer

By:	/s/ Jason York
Jason York
Authorized Signatory

Signature Page 3

SUNTRUST BANK,
as a Lender

By:	/s/ Joseph M. McCreery
Joseph M. McCreery
Director

Signature Page 4

BANK OF OKLAHOMA, N.A.,
as a Lender

By:	/s/ Monica Morton
Monica Morton
Commercial Banking Officer

Signature Page 5

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Justin M. Alexander
Justin M. Alexander
Vice President

Signature Page 6

SCHEDULE 2.01

COMMITMENTS

Lender	Revolving Credit Commitments	Unit Acquisition Commitments	Total Commitment
Royal Bank of Canada	$14,545,454.55	$5,454,545.45	$20,000,000.00
SunTrust Bank	$10,909,090.91	$4,090,909.09	$15,000,000.00
U.S. Bank National Association	$7,272,727.27	$2,727,272.73	$10,000,000.00
Bank of Oklahoma, N.A.	$7,272,727.27	$2,727,272.73	$10,000,000.00
Total Commitment:	$40,000,000.00	$15,000,000.00	55,000,000.00

SCHEDULE 5.13

SUBSIDIARIES

AND OTHER EQUITY INVESTMENTS

(a)           Subsidiaries as of the Second Restatement Date:

Name	Jurisdiction of Organization	Ownership
MarkWest Energy GP, L.L.C.	Delaware	89.2% owned by the Borrower

MarkWest Michigan, Inc.	Colorado	100% owned by the Borrower

MarkWest Resources, Inc.	Colorado	100% owned by the Borrower

Matrex, L.L.C.	Michigan	100% owned by MarkWest Resources, Inc.

 (b)                              Other Equity Investments as of the Second Restatement Date:

1.             2,469,496 units of limited partnership in MarkWest Energy Partners, L.P.

2.                                       Investments in publicly traded master limited partnerships that trade on NASDAQ, NYSE or AMEX.

(c)                                  Other Investments as of the Second Restatement Date:

1.                                       Investments in obligations of the Federal National Mortgage Association and Government National Mortgage Association having remaining maturities of not more than 5 years.

1

SCHEDULE 7.01

EXISTING LIENS

Debtor	Creditor	Asset Secured	Filing Jurisdiction
Borrower	LaSalle National Leasing Corporation	54 Trinity 60-337 railcars	Delaware, Colorado
Borrower	LaSalle National Leasing Corporation	5 Trinity 60-337 railcars	Delaware, Colorado
Borrower	US Bancorp Equipment Finance, Inc.	1 Ariel compressor	Delaware, Colorado
Borrower	US Bancorp Equipment Finance, Inc.	Compressors, dehydration unit, slug catcher related equipment, furniture and fixtures	Delaware
Borrower	Inter-Tel Leasing	Axxess telephone system	Delaware
Borrower	LaSalle National Leasing Corporation	54 Trinity 60-337 railcars (in lieu filing)	Delaware
Borrower	US Bancorp Equipment Finance, Inc.	2 Superior compressors and related equipment	Delaware
Borrower	US Bancorp Equipment Finance, Inc.	1 gas compressor and related equipment	Delaware
Borrower	US Bancorp Equipment Finance, Inc.	1 gas compressor and related equipment	Delaware
Borrower	Equitable Production Company	Equitable Pre-Delivered Gas	Delaware

SCHEDULE 7.12

AGREEMENTS RESTRICTING LIENS ON LEASEHOLD INTERESTS

Lease Agreement between Equitable Production Company and MW Energy Appalachia, LLC

SCHEDULE 10.02

ADDRESSES FOR NOTICES TO BORROWER,

GUARANTORS AND ADMINISTRATIVE AGENT

ADDRESS FOR NOTICES TO BORROWER

MARKWEST HYDROCARBON, INC.

1515 Arapahoe Street

Tower 2, Suite 700

Denver, Colorado 80202-2126

Attn: General Counsel

Telephone: (303) 925-9200

Facsimile: (303) 290-8769

ADDRESS FOR NOTICES TO GUARANTORS

[Name of Guarantor]

1515 Arapahoe Street

Tower 2, Suite 700

Denver, Colorado 80202-2126

Attn: General Counsel

Telephone: (303) 925-9200

Facsimile: (303) 290-8769

ADDRESSES FOR ROYAL BANK OF CANADA

Royal Bank of Canada’s Lending Office:

Royal Bank of Canada

New York Branch

One Liberty Plaza, 3rd Floor

New York, New York 10006-1404

Attention: Manager, Loans Administration

Telephone: (212) 428-6332

Facsimile: (212) 428-2372

For matters related to letters of credit:

Attention: Manager, Trade Products

Telephone: (212) 428-6235

Facsimile: (212) 428-3015

1

in each case with a copy to:

Royal Bank of Canada

2800 Post Oak Boulevard

3900 Williams Tower

Houston, Texas 77056

Attention: Jason York

Telephone: (713) 403-5679

Facsimile: (713) 403-5624

Electronic Mail: Jason.York@rbccm.com

Administrative Agent’s and Collateral Agent’s Office:

Royal Bank of Canada

Agency Services Group

Royal Bank Plaza

P. O. Box 50, 200 Bay Street

12th Floor, South Tower

Toronto, Ontario M5J 2W7

Attention: Manager Agency

Telephone: (416) 842-3901

Facsimile: (416) 842-4023

Wiring Instructions:

JPMorgan Chase Bank, New York, New York

ABA 021-000021

For account Royal Bank of Canada, New York

Swift Code: ROYCUS3X

A/C 920-1033363

For further credit to A/C 2937464, Transit 1269

RBCCM Agency Services, New York

Ref: MarkWest Hydrocarbon

Attn: Agency Services

2

EXHIBIT A-1

FORM OF BORROWING NOTICE

Date:                         ,

To:          Royal Bank of Canada, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of August 18, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among MarkWest Hydrocarbon, Inc., a Delaware corporation (the “Borrower”), Royal Bank of Canada, as Administrative Agent, and the Lenders from time to time party thereto.

The undersigned hereby requests a revolving loan:

I.              REVOLVING CREDIT FACILITY

1.             Status Information for the Revolving Credit Facility

(a)                                  Amount of Aggregate Revolving Credit Commitment: $40,000,000 (prior to Revolving Credit Commitment Increase Effective Date) OR $                     (after Revolving Credit Commitment Increase Effective Date)

(b)                                 Revolving Credit Loans outstanding prior to the Revolving Credit Borrowing requested herein: $

(c)                                  Letters of Credit outstanding prior to the Revolving Credit Borrowing requested herein:  $

(d)                                 Principal amount of Revolving Credit Loans available to be borrowed (1(a) minus the sum of 1(b) and 1(c)): $

2.             Amount of Revolving Credit Borrowing: $

3(a).        Initial Borrowing Base as of June 30, 2006: $                         OR

3(b).        Borrowing Base as of most recent calendar month end: $

4.             Requested date of Revolving Credit Borrowing:                               , 200  .

5.             Requested Type of Loan for Revolving Credit Borrowing and applicable

Dollar amount:

(a)                                  Base Rate Loan for $

(b)                                 Eurodollar Rate Loan with Interest Period of:

1

(i)	one month for	$
(ii)	two months for	$
(iii)	three months for	$
(iv)	six months for	$

6.             Purpose of Revolving Credit Loan:

☐ Finance accounts receivable and/or inventory

☐ To pay fees, costs and expenses owed pursuant to the Agreement

☐ Finance purchase of MLP Units (in an amount not to exceed the increase in the Aggregate Revolving Credit Commitment after the Revolving Credit Commitment Increase Effective Date)

II.            UNIT ACQUISITION FACILITY

1.             Status Information for the Unit Acquisition Facility

(a)                                  Amount of Aggregate Unit Acquisition Commitment: $15,000,000

(b)                                 Unit Acquisition Loans outstanding prior to the Unit Acquisition Borrowing requested herein: $

(c)                                  Principal amount of Unit Acquisition Loans available to be borrowed (1(a) minus 1(b)): $

2.             Amount of Unit Acquisition Borrowing: $

3              Requested date of Unit Acquisition Borrowing:                               , 200  .

4.             Requested Type of Loan for Unit Acquisition Borrowing and applicable

Dollar amount:

(a)                                  Base Rate Loan for $

(b)                                 Eurodollar Rate Loan with Interest Period of:

(i)	one month for	$
(ii)	two months for	$
(iii)	three months for	$
(iv)	six months for	$

The undersigned hereby certifies that the following statements will be true on the date of the proposed Borrowing(s) after giving effect thereto and to the application of the proceeds therefrom:

(a)           the representations and warranties of the Borrower contained in Article V of the Agreement are true and correct as though made on and as of such date (except such representations and warranties which expressly refer to an earlier date, which are true and correct as of such earlier date);

2

(b)           if applicable, the amount of the requested Revolving Credit Borrowing, when added to Revolving Credit Loans outstanding prior to the requested Revolving Credit Borrowing and Letters of Credit outstanding prior to the requested Revolving Credit Borrowing, will not exceed the Borrowing Base referred to in Section 1.3. above;

(c)           if applicable, the amount of the requested Unit Acquisition Borrowing, when added to Unit Acquisition Loans outstanding prior to the requested Unit Acquisition Borrowing, will not exceed the Aggregate Unit Acquisition Commitment referred to in Section II.1(a) above;

(d)           no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing(s); and

(e)           if a Borrowing of a Unit Acquisition Loan or Borrowing of a Revolving Credit Loan to be funded out of an increase in the Aggregate Revolving Credit Commitment pursuant to Section 2.13 is requested hereby, Borrower represents and warrants that either (i) the MLP Operating Subsidiary or any of its Subsidiaries has made Permitted Acquisitions (as defined in the MLP Credit Agreement) in excess of $40,000,000 or (ii) the MLP Operating Subsidiary or any of its Subsidiaries has made Capital Expenditures(as defined in the MLP Credit Agreement) in excess of $40,000,000.

The Borrowing requested herein complies with Sections 2.01, Sections 2.02 and 2.03 of the Agreement, as applicable.  Accompanying this Borrowing Notice is a Statement of Purpose For an Extension of Credit Secured by Margin Stock (Federal Reserve Form U-1) duly executed by a Responsible Officer of the Borrower which is true and correct in all respects.

MARKWEST HYDROCARBON, INC.,
a Delaware corporation, as Borrower

By:
Name:
Title:

3

EXHIBIT A-2

FORM OF CONVERSION/CONTINUATION NOTICE

Date:                               ,

TO:         Royal Bank of Canada, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of August 18, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among MarkWest Hydrocarbon, Inc., a Delaware corporation (the “Borrower”), Royal Bank of Canada, as Administrative Agent, and the Lenders from time to time party thereto.

The undersigned hereby requests:

I.              REVOLVING CREDIT FACILITY

1.	Amount of [conversion] [continuation]of Revolving Credit Loans: $

2.	Existing rate:			Check applicable blank

	(a)	Base Rate		☐

	(b)	Eurodollar Rate Loan with Interest Period of:

		(i)	one month	☐
		(ii)	two months	☐
		(iii)	three months	☐
		(iv)	six months	☐

3.                                       If a Eurodollar Rate Loan, date of the last day of the Interest Period for such Loan:                               , 200  .

The Revolving Credit Loan described above is to be [converted] [continued] as follows:

4.                                       Requested date of [conversion] [continuation]of Revolving Credit Loan:                               , 200  .

5.                                       Requested Type of Loan and applicable Dollar amount:

(a)                                  Base Rate Loan for $

(b)                                 Eurodollar Rate Loan with Interest Period of:

(i)            one month for       $

1

(ii)                                  two months for               $

(iii)                               three months for        $

(iv)                              six months for                     $

II.            UNIT ACQUISITION FACILITY

1.	Amount of [conversion] [continuation]Unit Acquisition Loan: $

2.	Existing rate:			Check applicable blank

	(a)	Base Rate		☐

	(b)	Eurodollar Rate Loan with Interest Period of:

		(i)	one month	☐
		(ii)	two months	☐
		(iii)	three months	☐
		(iv)	six months	☐

3.                                       If a Eurodollar Rate Loan, date of the last day of the Interest Period for such Loan:                               , 200  .

The Unit Acquisition Loan described above is to be [converted] [continued] as follows:

4.                                       Requested date of [conversion] [continuation]of Unit Acquisition Loan:                               , 200  .

5.                                       Requested Type of Loan and applicable Dollar amount:

(a)	Base Rate Loan for $

(b)	Eurodollar Rate Loan with Interest Period of:

	(i)	one month for	$
	(ii)	two months for	$
	(iii)	three months for	$
	(iv)	six months for	$

The [conversion] [continuation] requested herein complies with Sections 2.01  and 2.03 of the Agreement, as applicable.

MARKWEST ENERGY HYDROCARBON, INC.,
a Delaware corporation, as Borrower

By:
Name:
Title:

2

EXHIBIT B-1

FORM OF REVOLVING CREDIT NOTE

$	August , 2006

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                            (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of                                Dollars ($                    ), or such lesser principal amount of Revolving Credit Loans made by Lender under the Credit Agreement due and payable by the Borrower to the Lender on the Maturity Date under that certain Second Amended and Restated Credit Agreement dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the account designated by the Administrative Agent in the Credit Agreement.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  This Revolving Credit Note is also entitled to the benefits of each Guaranty.  Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

This Revolving Credit Note is a Loan Document and is subject to Section 10.10 of the Credit Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, notice of intent to accelerate, notice of acceleration, demand, dishonor and non-payment of this Revolving Credit Note.

1

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

MARKWEST HYDROCARBON, INC.,
a Delaware corporation, as Borrower

By:
Name:
Title:

2

EXHIBIT B-2

FORM OF UNIT ACQUISITION NOTE

$	August , 2006

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                            (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of                                Dollars ($                    ), or such lesser principal amount of Unit Acquisition Loans made by Lender under the Credit Agreement due and payable by the Borrower to the Lender on the Maturity Date under that certain Second Amended and Restated Credit Agreement dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Unit Acquisition Loan from the date of such Unit Acquisition Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the account designated by the Administrative Agent in the Credit Agreement.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Unit Acquisition Note is one of the Unit Acquisition Notes referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  This Unit Acquisition Note is also entitled to the benefits of each Guaranty.  Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Unit Acquisition Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Unit Acquisition Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Unit Acquisition Note and endorse thereon the date, amount and maturity of its Unit Acquisition Loans and payments with respect thereto.

This Unit Acquisition Note is a Loan Document and is subject to Section 10.10 of the Credit Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, notice of intent to accelerate, notice of acceleration, demand, dishonor and non-payment of this Unit Acquisition Note.

1

THIS UNIT ACQUISITION NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

MARKWEST HYDROCARBON, INC.,
a Delaware corporation, as Borrower

By:
Name:
Title:

2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

(Pursuant to Section 6.02 of the Credit Agreement)

Financial Statement Date:                       ,

To:          Royal Bank of Canada, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of August 18, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), MarkWest Hydrocarbon, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                     of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use the following for fiscal year-end financial statements]

Attached hereto as Schedule 1 are the year-end audited stand alone financial statements of the Borrower required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section; and

[Use the following for fiscal quarter-end financial statements]

Attached hereto as Schedule 1 are, the unaudited stand alone financial statements of the Borrower required by Section 6.01(b) of the Credit Agreement for the first three fiscal quarters of the Borrower ended as of the above date, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower for such fiscal quarter in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use the following for both fiscal year-end and quarter-end financial statements]

1.             The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

2.             A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and no Default or Event

1

of Default has occurred and is continuing except as follows (list of each such Default or Event of Default and include the information required by Section 6.03 of the Credit Agreement):

3.             The covenant analyses and information set forth on Schedule 3 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                       , 200  .

MARKWEST HYDROCARBON, INC.
a Delaware corporation, as Borrower

By:
Name:
Title:

2

For the Quarter/Year ended                                           (“Statement Date”)

SCHEDULE 3

to the Compliance Certificate

($ in 000’s)

I.	Section 7.04 – Indebtedness

	A.	Obligations existing under any Swap Contract permitted by Section 7.04(c)		$

	B.	Outstanding Principal Amount of Purchase Money Indebtedness for fixed or capital assets permitted by Section 7.04(d)(may not exceed $1,000,000)		$

	C.	Outstanding Principal Amount of other Indebtedness permitted by Section 7.04(e)(may not exceed $1,000,000)		$

II.	Section 7.08 – Restricted Payments; Distributions and Redemptions

		A.	Cash and Cash Equivalents as of the Statement Date.	$

		B.	Borrower’s Consolidated Net Income commencing with the fiscal quarter beginning July 1, 2006 through and including the Statement Date:	$

		C.	50% of Line II.B:	$

		D.	Total of Line II.A +Line II.C:	$

		E.	Total of Restricted Payments made on or after July 1, 2006 through and including Statement Date:	$

		F.	Excess of Line II.D over Line II.E:	$

		G.	Is Line II.D greater than Line II.E? Is so, to the extent of such excess Borrower make a Restricted Payment if no Default or Event of Default exists	Yes/No Amount of excess: $

III.	Section 7.15(a) – Leverage Ratio

	A.	Consolidated Funded Debt (borrowed money indebtedness, Capital Leases, and Synthetic Leases)		$

3

	B.	Consolidated EBITDA for four consecutive fiscal quarters ending on the Statement Date (“Subject Period”) (see Credit Agreement definition of “Consolidated EBITDA”):	$

	C.	Leverage Ratio (Line III.A. divided by Line III.B)

	D.	Is Leverage Ratio greater than 4.0 to 1.0?	Yes/No

E.

As an alternative to the preceding Leverage Ratio in Line II.D, if more than $5,000,000 is outstanding under the Unit Acquisition Facility OR if the Aggregate Revolving Credit Commitment has been increased pursuant to Section 2.13, is the Leverage Ratio greater than 5.50 to 1.0?

Yes/No

F.

As an alternative to the Leverage Ratios in Lines II.D and II.E, if more than $5,000,000 is outstanding under the Unit Acquisition Facility OR if more than $5,000,000 of Revolving Credit Loans funded out of an increase in the Revolving Credit Commitment pursuant to Section 2.13 is outstanding AND 9 months or more (but not more than 18 months) have elapsed since the date of funding such Loans, is the Leverage Ratio greater than 4.75 to 1.0?

Yes/No

G.

As an alternative to the Leverage Ratios in Lines II.D, II.E and II.F, if more than $5,000,000 is outstanding under the Unit Acquisition Facility OR if more than $5,000,000 of Revolving Credit Loans funded out of an increase in the Revolving Credit Commitment pursuant to Section 2.13 is outstanding AND 18 months or more have elapsed since the date of funding such Loans, is the Leverage Ratio greater than 4.00 to 1.0?

Yes/No

IV.	Section 7.15(b) – Minimum Consolidated Tangible Net Worth (as calculated pursuant to Credit Agreement)

	A.	Initial Required Consolidated Tangible Net Worth	$ 30,000,000

	B.	50% of Consolidated Net Income after July 1, 2006:	$

	C.	100% of proceeds of all equity issued subsequent to Second Restatement Date:	$

	D.	Sum of Line IV.A + Line IV.B + Line IV.B):	$

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	E.	Consolidated Tangible Net Worth as of Statement Date:	$

	F.	Is Line IV.E equal to or greater than Line IV.B?	Yes/No

V.	Section 7.16 – Minimum Collateral Coverage Ratio (as calculated pursuant to Credit Agreement)

	A.	Market Price of Common MLP Units as of Statement Date pledged as Collateral securing Obligations	$

	B.	Market Price of Subordinated MLP Units as of Statement Date pledged as Collateral securing Obligations	$

	C.	Midstream Accounts Receivable as of Statement Date pledged as Collateral securing Obligations	$

	D.	Midstream Inventory as of Statement Date pledged as Collateral securing Obligations	$

	E.	Sum of Line V.A. + Line V.B. + Line V.C + Line V.D	$

	F.	Outstanding Amount of Revolving Credit Loans as of Statement Date	$

	G.	L/C Obligations as of Statement Date	$

	H.	Outstanding Amount of Unit Acquisition Loans as of Statement Date

	I.	Sum of Line V.F plus Line V.G plus Line V.H	$

	J.	Is ratio of Line V.E to Line V.I at least 2:1?	Yes/No

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EXHIBIT C-2

FORM OF BORROWING BASE REPORT

Borrowing Base Report

MARKWEST HYDROCARBON, INC.

Monthly Borrowing Base Report

For the Month Ending

Calculation of Monthly Borrowing Base and Excess Revolving Credit Facility Availability

A.	Eligible Midstream Accounts Receivable	$	X	75%	$
B.	Hedged Eligible Midstream Inventory	$	X	85%	$
C.	Unhedged Eligible Midstream Inventory	$	X	75%	$
D.	Total Eligible Accounts Receivable and Inventory (A+B+C)				$
E.

Borrowing Base (lower of (i) D or (ii) Revolving Credit Commitment (maximum $40,000,000 subject to increase following the Revolving Credit Commitment Increase Effective Date) minus Borrowing Base Liquidity Reserve

					$
F.	Outstanding Amount of Revolving Credit Loans				$
G.	Outstanding Amount of L/C Obligations				$
H.	Revolving Credit Facility Usage (F+G)				$
I.	Excess Revolving Credit Facility Availability (E minus H)				$

Collateral Coverage Ratio

MARKWEST HYDROCARBON, INC.

Collateral Coverage Ratio Analysis

As of borrowing date:

A.	Market Price of Common MLP Units	$
B.	Market Price of Subordinated MLP Units	$
C.	Midstream Accounts Receivable	$
D.	Midstream Inventory	$
E.	Total Collateral (A+B+C+D)	$
F.	Outstanding Amount of Revolving Credit Loans	$
G.	Outstanding Amount of L/C Obligations	$
H.	Outstanding Amount of Unit Acquisition Loans	$
I.	Total Outstanding Loans and L/C Obligations (F+G+H)	$
J.	Requested Amount of Loans and L/C Credit Extension	$
K.	Is ratio of Line E at least 2:1 over the sum of Lines I +J?	Yes/No

- BORROWER CERTIFICATION -

Attached hereto as Schedule 1 is a detailed aged schedule of all Midstream Accounts Receivable as of the date specified in this Borrowing  Base Report, listing face amounts and dates of invoices of each such Midstream Accounts Receivable and the name and address of each account debtor obligated on such Midstream Accounts Receivable (and, if requested by Administrative Agent, copies of invoices, credit reports, and any other matters and information relating to the Midstream Accounts Receivable).

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Attached hereto as Schedule 2 is a schedule of Midstream Inventory, setting forth the location, volume, cost, market price and hedged price of all such Midstream Inventory.

Attached hereto as Schedule 3 is a summary aged listing of Borrower’s accounts payable and an aged list of the ten (10) largest accounts payable.

The undersigned hereby warrants to Royal Bank of Canada, as Administrative Agent, that this Borrowing Base Report is a correct statement regarding the Midstream Accounts Receivable and Midstream Inventory of Borrower and its Domestic MarkWest Inc. Subsidiaries and that the reconciliation figures are fully and correctly set forth.  Capitalized terms used but not defined herein shall have the meanings given such terms in the Second Amended and Restated Credit Agreement dated August 18, 2006 among MarkWest Hydrocarbon, Inc., the lenders party thereto and Royal Bank of Canada, as Administrative Agent.

MARKWEST HYDROCARBON, INC.

By:
Name:
Title: Chief Financial Officer/Treasurer

7

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]
3.	Borrower(s):	MarkWest Hydrocarbon, Inc.
4.	Administrative Agent:	Royal Bank of Canada, as the administrative agent under the Credit Agreement
5.	Credit Agreement:

The $55,000,000 Second Amended and Restated Credit Agreement dated as of August 18, 2006 among MarkWest Hydrocarbon, Inc., the Lenders parties thereto, and Royal Bank of Canada, as Administrative Agent.

6.	Assigned Interest:

	Aggregate Amount of Commitment/Loans for All Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans
Revolving Credit Loans:	$	$		%
Unit Acquisition Loans	$	$		%
Total:	$	$		%

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

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[7.            Trade Date:                             ]

Effective Date:                      , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

Consented to and Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By
Title:

[Consented to:]

MARKWEST HYDROCARBON, INC.
a Delaware corporation

By
Name:
Title:

2

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and

3

Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

4

Exhibit E

Legal Opinion of Hogan & Hartson, LLP

August     , 2006

The Lenders (as defined below) and

The Administrative Agent (as defined below) and

The Collateral Agent (as defined below)

c/o Royal Bank of Canada

Royal Bank Plaza

200 Bay Street

12th Floor, South Tower

Toronto, Ontario M5J 2W7

Canada

Re: MarkWest Hydrocarbon, Inc.

Ladies and Gentlemen:

This firm has acted as counsel to MarkWest Hydrocarbon, Inc., a Delaware corporation (the “Borrower”), MarkWest Energy G.P., L.L.C., a Delaware limited liability company (the “MLP GP”), MarkWest Michigan, Inc., a Colorado corporation (“MW Michigan”), MarkWest Resources, Inc., a Colorado corporation (“MW Resources”) and Matrex, L.L.C., a Michigan limited liability company (“Matrex,” and, together with the MLP GP, MW Michigan and MW Resources, the “Guarantors”) in connection with the Second Amended and Restated Credit Agreement, dated as of August   , 2006 (the “Amended Credit Agreement”), by and among the Borrower, Royal Bank of Canada, as Administrative Agent (the “Administrative Agent”) and as Collateral Agent (the “Collateral Agent”) and each of the parties identified therein as lenders (the “Lenders”), and the execution and delivery pursuant thereto of (i) a revolving credit note, dated August   , 2006, in the principal amount of $14,545,454.55 and a unit acquisition note, dated August   , 2006, in principal amount of $5,454,545.45, each from the Borrower payable to the order of Royal Bank of Canada, (ii) a revolving credit note, dated August   , 2006, in the principal amount of $7,272,727.27 and a unit acquisition note, dated August   , 2006, in principal amount of $2,727,272.73, each from the Borrower payable to the order of U.S. Bank National Association, (iii) a revolving credit note, dated August   , 2006, in the principal amount of $10,909,090.91 and a unit acquisition note, dated August   , 2006, in principal amount of $4,090,909.09, each from the Borrower payable to the order of Suntrust

1

Bank, and (iv) a revolving credit note, dated August   , 2006, in the principal amount of $7,272,727.27 and a unit acquisition note, dated August   , 2006, in principal amount of $2,727,272.73, each from the Borrower payable to the order of the Bank of Oklahoma, N.A. (collectively (i) through (iv), the “Notes”).  This opinion letter is furnished to you pursuant to the requirements in Section 4.01(a)(x) of the Amended Credit Agreement in connection with the closing thereunder on the date hereof.  Capitalized terms used herein that are defined in the Amended Credit Agreement shall have the meanings set forth in the Amended Credit Agreement, unless otherwise defined herein.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.                             Executed copy of the Amended Credit Agreement.

2.                             Executed copy of each of the Notes.

3.                             Executed copy of the Amended and Restated Guaranty, dated as of August   , 2006, by the Guarantors in favor of the Administrative Agent and the Collateral Agent (the “Amended Guaranty”).

4.                             Executed copy of the First Amended and Restated Pledge and Security Agreement, dated as of August   , 2006 by Borrower in favor of the Administrative Agent and the Collateral Agent (the “Borrower Pledge Agreement”).

5.                             Executed copy of the First Amended and Restated Pledge and Security Agreement, dated as of August   , 2006 by MLP GP in favor of the Administrative Agent and the Collateral Agent (the “MLP GP Pledge Agreement”).

6.                             Executed copy of the First Amended and Restated Pledge and Security Agreement, dated as of August   , 2006 by MW Michigan in favor of the Administrative Agent and the Collateral Agent (the “MW Michigan Pledge Agreement”).

7.                             Executed copy of the First Amended and Restated Pledge and Security Agreement, dated as of August   , 2006 by MW Resources in favor of the Administrative Agent and the Collateral Agent (the “MW Resources Pledge Agreement”).

8.                             Executed copy of the First Amended and Restated Pledge and Security Agreement, dated as of August   , 2006 by Matrex in favor of

2

the Administrative Agent and the Collateral Agent (the “Matrex Pledge Agreement”, collectively with the Borrower Pledge Agreement, the MLP GP Pledge Agreement, the MW Michigan Pledge Agreement and the MW Resources Pledge Agreement, the “Pledge Agreements”).

9.                             The Certificate of Incorporation of the Borrower, as certified by the Secretary of State of the State of Delaware on August   , 2006 and as certified by the Secretary of the Borrower on the date hereof as being complete, accurate and in effect.

10.                       The Bylaws of the Borrower, as certified by the Secretary of the Borrower on the date hereof as being complete, accurate and in effect.

11.                       A certificate of good standing of the Borrower issued by the Secretary of State of the State of Delaware dated August   , 2006.

12.                       The Certificate of Formation of the MLP GP, as certified by the Secretary of State of the State of Delaware on August   , 2006 and as certified by the Secretary of the MLP GP on the date hereof as being complete, accurate and in effect.

13.                       The Amended and Restated Limited Liability Company Agreement of the MLP GP, as certified by the Secretary of the MLP GP on the date hereof as being complete, accurate and in effect.

14.                       A certificate of good standing of the MLP GP issued by the Secretary of State of the State of Delaware dated August   , 2006.

15.                       The Articles of Incorporation of MW Michigan, as certified by the Secretary of State of the State of Colorado on August   , 2006 and as certified by the Secretary of MW Michigan on the date hereof as being complete, accurate and in effect.

16.                       The Amended and Restated Bylaws of MW Michigan, as certified by the Secretary of MW Michigan on the date hereof as being complete, accurate and in effect.

17.                       A certificate of good standing of MW Michigan issued by the Secretary of State of the State of Colorado dated August   , 2006.

18.                       The Articles of Incorporation of MW Resources, as certified by the Secretary of State of the State of Colorado on August   , 2006 and as

3

certified by the Secretary of MW Resources on the date hereof as being complete, accurate and in effect.

19.                       The Bylaws of MW Resources, as certified by the Secretary of MW Resources on the date hereof as being complete, accurate and in effect.

20.                       A certificate of good standing of MW Resources issued by the Secretary of State of the State of Colorado dated August   , 2006.

21.                       The Certificate of Formation of Matrex, as certified by the Secretary of State of the State of Michigan on August   , 2006 and as certified by the Secretary of MW Resources, acting in its capacity as the managing member of Matrex, on the date hereof as being complete, accurate and in effect.

22.                       The Operating Agreement of Matrex, as certified by the Secretary of MW Resources, acting in its capacity as the managing member of Matrex, on the date hereof as being complete, accurate and in effect.

23.                       A certificate of good standing of Matrex issued by the Secretary of State of the State of Michigan dated August   , 2006.

24.                       Certain resolutions of the Board of Directors of the Borrower adopted by unanimous written consent dated August   , 2006, as certified by the Secretary of the Borrower on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Amended Credit Agreement, the Borrower Pledge Agreement, the Notes and arrangements in connection therewith.

25.                       Certain resolutions of the Board of Directors of the MLP GP adopted by unanimous written consent dated August   , 2006, as certified by the Secretary of the MLP GP on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the MLP GP Pledge Agreement, the Amended Guaranty and arrangements in connection therewith.

26.                       Certain resolutions of the Board of Directors of MW Michigan adopted by unanimous written consent dated August   , 2006, as certified by the Secretary of MW Michigan on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the MW Michigan Pledge Agreement, the Amended Guaranty and arrangements in connection therewith.

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27.                       Certain resolutions of the Board of Directors of MW Resources acting in its own behalf and acting in its capacity as the managing member of Matrex, adopted by unanimous written consent dated August   , 2006, as certified by the Secretary of MW Resources on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Amended Guaranty, the MW Resources Pledge Agreement, the Matrex Pledge Agreement and arrangements in connection therewith.

28.                       A certificate of certain officers of the Borrower and each of the Guarantors dated as of the date hereof, as to certain facts relating to the Borrower and each of the Guarantors, as applicable.

29.                       A certificate of the Secretary of the Borrower, dated as of the date hereof, as to the incumbency and signatures of certain officers of the Borrower.

30.                       A certificate of the Secretary of the MLP GP, dated as of the date hereof, as to the incumbency and signatures of certain officers of the MLP GP.

31.                       A certificate of the Secretary of MW Michigan, dated as of the date hereof, as to the incumbency and signatures of certain officers of MW Michigan.

32.                       A certificate of the Secretary of MW Resources acting in its own behalf and acting in its capacity as the managing member of Matrex, dated as of the date hereof, as to the incumbency and signatures of certain officers of MW Resources.

The Amended Credit Agreement, the Notes, the Pledge Agreements and the Amended Guaranty are sometimes hereinafter referred to collectively as the “Loan Documents.”

In our examination of the Loan Documents and the other Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies).  As to all matters of fact relevant to the opinions expressed and other statements made herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) each Lender and each other party to the Loan Documents (other than, with respect to the Loan Documents only, the Borrower and the Guarantors) has all requisite power and authority under all applicable laws,

5

regulations and governing documents to execute, deliver and perform its obligations under the Loan Documents and each Lender and each of such other parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Loan Documents against the Borrower and the Guarantors, (ii) each Lender and each of such other parties has duly authorized, executed and delivered the Loan Documents to which it is a party, (iii) each Lender and each of such other parties is validly existing and in good standing in all necessary jurisdictions, (iv)  the Loan Documents constitute valid and binding obligations of each party thereto (other than, with respect to the Loan Documents only, the Borrower and the Guarantors), enforceable against each such party in accordance with their respective terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Loan Documents, and the conduct of all parties to the Loan Documents has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Loan Documents.  We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

For purposes of the opinions expressed in paragraphs (b), (e) and (g) below, we have further assumed that the provisions of the MLP GP’s Amended and Restated Limited Liability Company Agreement and Matrex’s Operating Agreement relating to the limited liability powers of, and authorization and execution of agreements by, the MLP GP and Matrex, respectively, would be enforced under Delaware law and Michigan law, respectively, as written.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect:  (i) as to the opinions expressed in paragraphs (a) and (f), as applicable, the General Corporation Law of the State of Delaware, as amended, (ii) as to the opinions expressed in paragraphs (b) and (g), as applicable, the Delaware Limited Liability Company Act, as amended, (iii) as to the opinions expressed in paragraphs (c), (d) and (g), as applicable, the Colorado Business Corporation Act, as amended, (iv) as to the opinions expressed in paragraphs (e) and (g), as applicable, the Michigan Limited Liability Company Act, as amended and (v) as to the opinions expressed in paragraphs (f) and (g), except to the extent excluded below, internal Colorado law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of Colorado); provided, however, that the laws described above shall not include (and we express no opinion as to) federal or state securities, antitrust, unfair competition, banking, or tax laws or regulations and we express no opinion as to any other laws, statutes, rules or regulations not specifically identified above; and further provided that, with respect to clause (v) above, the opinions expressed herein are based upon a review of those laws, statutes and regulations that, in our experience, are generally recognized as applicable to the transactions contemplated in the Loan Documents.  (The law identified in clause (v) above, subject to the exclusions and limitations set

6

forth above, is referred to herein as “Applicable State Law.”)  We note that the Loan Documents provide that they are to be governed by the substantive law of the State of Texas.  Nevertheless, with your permission, we have given the opinions in paragraphs (f) and (g) as if the Colorado law covered by this opinion letter were the law governing the Loan Documents.  We would further point out that we are not admitted to practice law in, and do not purport to be experts with respect to the laws of, the States of Texas, Delaware or Michigan.

Based upon, subject to and limited by the limitations and qualifications set forth in this opinion letter, we are of the opinion that:

(a)           The Borrower is validly existing as a corporation and in good standing as of the date of the certificate specified in paragraph [  ] above under the laws of the State of Delaware.  The Borrower has the corporate power to execute, deliver and perform the Loan Documents to which it is a party.  The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action of the Borrower.

(b)           The MLP GP is validly existing as a limited liability company and in good standing as of the date of the certificate specified in paragraph [  ] above under the laws of the State of Delaware.  The MLP GP has the limited liability company power to execute, deliver and perform the Loan Documents to which it is a party.  The execution, delivery and performance by the MLP GP of the Loan Documents to which it is a party have been duly authorized by all necessary limited liability company action of the MLP GP.

(c)           MW Michigan is validly existing as a corporation and in good standing as of the date of the certificate specified in paragraph [  ] above under the laws of the State of Colorado.  MW Michigan has the corporate power to execute, deliver and perform the Loan Documents to which it is a party.  The execution, delivery and performance by MW Michigan of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action of MW Michigan.

(d)           MW Resources is validly existing as a corporation and in good standing as of the date of the certificate specified in paragraph [  ] above under the laws of the State of Colorado.  MW Resources has the corporate power to execute, deliver and perform the Loan Documents to which it is a party.  The execution, delivery and performance by MW Resources of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action of MW Resources.

(e)           Matrex is validly existing as a limited liability company and in good standing as of the date of the certificate specified in paragraph [  ] above under the laws of the State of Michigan.  Matrex has the limited liability company power to execute, deliver and perform the Loan Documents to which it is a party.  The execution, delivery and performance by Matrex of

7

the Loan Documents to which it is a party have been duly authorized by all necessary limited liability company action of Matrex.

(f)            Each of the Loan Documents to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower and constitutes a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

(g)           Each of the Loan Documents to which each Guarantor is a party has been duly executed and delivered on behalf of such Guarantor and constitutes a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinions expressed in paragraphs (f) and (g) above are subject to the qualification that certain rights, remedies, waivers and other provisions of the Loan Documents may not be enforceable in accordance with their terms, but, subject to the exceptions, qualifications and limitations set forth elsewhere in this opinion letter, such unenforceability would not render the Loan Documents invalid as a whole or preclude (i) the judicial enforcement of the obligations of the Borrower to pay the principal of the Notes and interest thereon at the rate or rates (but not including any increase in rate after default) set forth therein, (ii) the acceleration by the Lenders of the Borrower’s obligation to pay such principal, together with such interest, after a default by the Borrower in the payment of such principal or interest or (iii) the judicial enforcement of the obligations of  the Guarantors under the Amended Guaranty to pay the principal of the Notes and interest thereon at the rate or rates (but not including any increase in rate after default) set forth in the Amended Credit Agreement after a default by the Borrower in the payment of such principal or interest at maturity or following acceleration pursuant to clause (ii) above; provided, however, that we express no opinion regarding the enforceability of the Guarantor Documents in the event of or with respect to (1) any modification to or amendment of the obligations of the Borrower under the Loan Documents that increases such obligations, or (2) any election of remedies, any act or omission by the Lenders, the Collateral Agent or the Administrative Agent with respect to collateral, or any other conduct of the Lenders, the Collateral Agent or the Administrative Agent, that in each case prejudices a Guarantor or constitutes a full or partial release or discharge of a Guarantor under applicable law.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above as to enforceability of the Loan Documents are also subject to the effect of:  (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law); and

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(3) generally applicable rules of law that limit or affect the enforceability of provisions that purport to waive or require waiver of (or that otherwise purport to have the effect of waiving) procedural, judicial or substantive rights or defenses.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.  This opinion letter has been prepared solely for your use in connection with the closing under the Amended Credit Agreement on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, and should not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

Very truly yours,

Hogan & Hartson L.L.P.

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